UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Providence Service Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE PROVIDENCE SERVICE CORPORATION

64 EAST BROADWAY BLVD.

TUCSON, ARIZONA 85701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2013

TO OUR STOCKHOLDERS:

Notice is hereby given that the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of The Providence Service Corporation (the “Company”) will be held at Marriott Tucson University Park, 880 East Second Street, Tucson, AZ 85719, at 9:00 a.m. (local time) on June 6, 2013. The Annual Meeting is being held for the following purposes:

1. To elect two Class 1 directors to serve for a three year term until the 2016 annual meeting of stockholders and until their respective successors have been duly elected and qualified, as more fully described in the accompanying Proxy Statement;

2. To hold a non-binding advisory vote on executive compensation;

3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company to serve for the 2013 fiscal year; and

4. To transact such other business as may properly come before the Annual Meeting or any of its adjournments, postponements or reschedulings.

Only stockholders of record of the Company’s common stock, par value $0.001 per share, as shown by the transfer books of the Company, at the close of business on April 19, 2013 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments, postponements or reschedulings thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose or by voting via the Internet or by telephone.

Instructions on how to vote by the Internet or by telephone are included in the accompanying Proxy Statement and proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 6, 2013. Under rules of the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The Proxy Statement, form of proxy card and our 2012 Annual Report to Stockholders (including the Annual Report on Form 10-K for the fiscal year ended December 31, 2012) are available at http://www.edocumentview.com/PRSC.

By Order of the Board of Directors

Warren S. Rustand
Director and Interim Chief Executive Officer

April 26, 2013

Tucson, Arizona

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE,

DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE

AS PROMPTLY AS POSSIBLE OR VOTE ELECTRONICALLY VIA THE INTERNET OR BY

TELEPHONE. SEE “VOTING PROCEDURES” IN THE ACCOMPANYING PROXY

STATEMENT FOR FURTHER DETAILS. IF YOU DO ATTEND THE MEETING, YOU MAY, IF

YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

INFORMATION ABOUT OUR 2013 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, June 6, 2013 at 9:00 a.m. (local time)

Place:	Marriott Tucson University Park, 880 East Second Street, Tucson, AZ 85719

Record Date:	April 19, 2013

PROPOSALS

Proposal	Board Vote Recommendation	Page Number
1 – Election of Directors	For Each Director Nominee	7
2 – Advisory Vote on Executive Compensation	For	55
3 – Ratification of Appointment of Independent Registered Public Accounting Firm	For	57

OUR DIRECTOR NOMINEES (PAGE 8)

Name	Age	Director Since	Independent	AC	CC	NCGC	Other Current Public Boards
Richard A. Kerley	63	2010	Yes	M	C	M	0
Christopher S. Shackelton	33	2012	Yes	M	M	C	1

AC = Audit Committee CC = Compensation Committee

NCGC = Nominating and Corporate Governance Committee

M= Member C = Chair

OUR CORPORATE GOVERNANCE FACTS (PAGE 11)

Number of Independent Directors	3 (75%)
Board Committees Consist Entirely of Independent Directors	Yes
Separate Chair & Chief Executive Officer	Yes
Lead Director	No
Classified Board	Yes
Majority Voting for Directors in Uncontested Elections	Yes

Annual Advisory Approval of Named Executive Officer Compensation	Yes
All Directors Attended at least 75% of Meetings Held (see page 12)	No
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Code of Business Conduct and Ethics	Yes
Policy Prohibiting Hedging and Pledging Stock	Yes
Stock Ownership Guidelines for Directors and Executive Officers	Yes
Stockholder Approved Rights Plan (Poison Pill)	Yes

OUR COMPENSATION PHILOSOPHY AND PRACTICES (PAGE 24)

We believe that compensation programs offered to executives should support the achievement of our financial goals and the creation of long-term stockholder value. Accordingly, our guiding compensation principles focus on:

•	attracting and retaining high-performance leaders;

•	aligning the interests of our executives with those of our stockholders;

•

linking a meaningful portion of executive compensation to our financial performance and a small portion of their compensation to the achievement of each executives’ personal performance objectives; and

•	awarding a significant portion of compensation based on at-risk opportunity while aligning compensation with stock price performance.

Our compensation program is designed to create a collegial atmosphere that encourages executives to cooperate toward the achievement of short-term and long-term goals that benefit us and stockholders, while at the same time rewarding each executive’s individual contribution to our success. To achieve this objective, the Compensation Committee has established a compensation package consisting of base salary, short-term incentive compensation in the form of an annual cash bonus, and long-term incentive compensation in the form of equity and cash-based awards.

We believe it is appropriate that our executive officers’ overall compensation package be competitive with the level of compensation provided by a peer group of companies with comparable executives. To achieve this objective, we target salaries and incentive opportunities at competitive levels of our peers based on the best available market data. Compensation opportunities for exceptional business performance are higher, as we may pay above the industry median to motivate, reward and retain performers who significantly exceed our company and individual goals. Additional factors the Compensation Committee takes into consideration in determining an executive’s compensation level include role, tenure, experience, skills and individual performance.

COMPENSATION COMPONENTS (PAGE 24)

Our executive officers’ core compensation is comprised of a mix of base salary, annual incentive compensation and long-term incentive compensation.

Core Component	Objective/Key Features
Base Salary	Base salaries are an important element of compensation and are used to provide a fixed amount of cash compensation during the fiscal year to our executive officers under their employment agreements as direct compensation for their regular services to us. Please see page 30 for additional information.

Annual Incentive Compensation	Annual incentive compensation may be awarded to our executive officers in the form of cash bonuses. The purpose of such cash bonuses is to provide a direct financial incentive to the executives to achieve our company’s financial goals and their individual goals as measured by criteria and objectives set forth at the beginning of the year. For 2012, our executive officers were eligible to receive cash awards based upon the achievement of pre-established performance targets (80%) and individual performance goals (20%). Please see page 30 for additional information.

Equity-Based Compensation	Annual compensation may be awarded to our executive officers in the form of equity-based awards including performance restricted stock units that are performance based and measured with reference to our achievement of performance criteria established by the Compensation Committee. Each year we use equity grants under our long-term incentive plan to ensure the focus of our executive officers on our key long-term financial and strategic objectives and to encourage them to take into account our and our stockholders’ long-term interests through ownership of our Common Stock or securities with value tied to our Common Stock. Accordingly, beginning in 2012, the Compensation Committee implemented a policy that requires, absent unusual circumstances such as new hires, at least half of the equity-based compensation (based on the number of shares to be awarded annually) awarded to our executive officers be performance based and measured over a multi-year performance period. For 2012, prior to our management changes, a significant portion of each executive officer’s total compensation was allocated to incentive-based compensation in the following combination of equity vehicles: restricted stock (47% of the equity incentive award) and performance restricted stock units (53% of the equity incentive award). Restricted stock granted in 2012 vests in three equal annual installments on the first, second and third anniversaries of the date of grant, subject to continued employment. Performance restricted stock units granted in 2012 are settled in cash and are subject to the achievement of return on equity targets established by the Compensation Committee over two performance periods, January 1, 2012 through December 31, 2013 (for half of each award) and January 1, 2012 through December 31, 2014 (for half of each award). Please see page 31 for additional information.

THE PROVIDENCE SERVICE CORPORATION

64 EAST BROADWAY BLVD.

TUCSON, ARIZONA 85701

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors, or the Board, of The Providence Service Corporation, a Delaware corporation, for use at the 2013 Annual Meeting of Stockholders of the Company, or the Annual Meeting, to be held at Marriott Tucson University Park, 880 East Second Street, Tucson, AZ 85719, at 9:00 a.m. (local time) on June 6, 2013, and at any of its adjournments, postponements or reschedulings, for the purposes set forth herein and in the attached Notice of Annual Meeting of Stockholders. Accompanying this Proxy Statement is the Board’s proxy for the Annual Meeting, which you may use to indicate your vote on the proposals described in this Proxy Statement. This Proxy Statement and accompanying proxy are first being mailed to Company stockholders on or about April 26, 2013.

Only stockholders of record, as shown on the transfer books of the Company, at the close of business on April 19, 2013, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments, postponements or reschedulings thereof. On the Record Date, there were 13,043,265 shares of the Company’s common stock, par value $0.001 per share, or Common Stock, outstanding. The Common Stock is the only outstanding class of capital stock of the Company with voting rights. Each share of Common Stock is entitled to one vote.

Sending in a signed proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person since the proxy is revocable. All proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting or voted by internet or telephone, and which have not been revoked, will, unless otherwise directed by the stockholder, and other than with respect to broker non-votes, as discussed below, be voted in accordance with the recommendations of the Board set forth in this Proxy Statement. A stockholder may revoke his or her proxy at any time before it is voted by following the instructions under “Voting Procedures – Changing or Revoking Your Vote.”

The principal executive offices of the Company are located at 64 East Broadway Blvd., Tucson, Arizona 85701, and the telephone number of the Company is (520) 747-6600. References to the “Company”, “Providence”, “we”, “us” or “our” mean The Providence Service Corporation.

VOTING PROCEDURES

The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. All shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, will be counted in determining the presence of a quorum. Withheld votes, abstentions and broker non-votes (i.e., when a nominee holding shares of Common Stock cannot vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner) will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum.

A stockholder is entitled to cast one vote for each share held of record on the Record Date on all matters to be considered at the Annual Meeting. Under our amended and restated bylaws, in an uncontested election, to be elected, a director nominee must receive a majority of the votes cast at the Annual Meeting. Approval of any other proposal will require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast and thus will have no effect on the election of a director. Abstentions are considered present and entitled to vote on any other proposal and will have the same legal effect as votes against any such proposal.

Broker non-votes are not considered entitled to vote and will not count as votes against any proposal at the Annual Meeting. Cumulative voting is not permitted.

If you hold your shares in “street name” (that is, if your stock is registered in the name of your broker, bank or other nominee), absent instructions from you, your broker may vote your shares on the ratification of the appointment of KPMG LLP, or KPMG, as the independent registered public accounting firm of the Company for the 2013 fiscal year, but may not vote your shares on the election of directors or the non-binding advisory vote on executive compensation. If you do not provide voting instructions on these items to your broker, your shares will count as broker-non votes with respect to these matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

In addition to voting in person by ballot at the Annual Meeting, if you are a registered stockholder (that is your stock is registered in your name), you may vote by mail, Internet or telephone.

Voting by Mail. To vote by mail, please sign, date and return to the Company as soon as possible the enclosed proxy card. An envelope with postage paid, if mailed in the United States, is provided for this purpose. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies. If you vote by Internet or by telephone as described below, you need not also mail a proxy to the Company.

Voting by Internet or Telephone. If you are a registered stockholder (that is, if your stock is registered in your name), you may also vote by Internet or telephone by following the instructions included with your proxy card. The deadline for registered stockholders to vote by the Internet or telephone is 11:59 p.m., Eastern Daylight Time, on June 5, 2013. You are encouraged to vote electronically by Internet or telephone.

Set forth below is a summary of these two voting methods which registered stockholders may utilize to submit their votes.

Vote by Internet www.envisionreports.com/PRSC. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you log in. You will be prompted to enter your Control Number(s) which is located on your proxy card and then follow the directions given to obtain your records and create a voting instructions form.

Vote by Telephone 1-800-652-8683. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your Control Number(s) which is located on your proxy card and then follow the directions given.

If you vote by Internet or telephone, you do not need to return your proxy card. Please note that although there is no charge to you for voting by Internet or telephone, there may be costs associated therewith such as usage charges from Internet access providers and telephone companies. The Company does not cover these costs; they are solely your responsibility.

If your shares are held in street name, please check your proxy card or contact your broker, bank or other nominee to determine whether you will be able to vote by Internet or telephone.

Voting at the Meeting. You may vote in person at the Annual Meeting. If you want to vote by ballot at the Annual Meeting and you hold your shares in street name (that is, through a bank or broker), you must obtain a power of attorney or other proxy authority from that organization and bring it to the Annual Meeting. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. Even if you plan to attend the meeting, you are encouraged to submit a proxy or vote by Internet or telephone to ensure that your vote is timely received and counted.

Changing or Revoking Your Vote. After voting, you may change your vote one or more times by completing and returning a new proxy to the Company, by voting again by Internet or telephone as described in this Proxy Statement, or by voting in person at the Annual Meeting. Only the last vote timely received by the Company will be counted. You may request a new proxy card from the Company’s Corporate Secretary at the address below. You may revoke a proxy before its exercise by filing written notice of revocation with the Company’s Corporate Secretary at 64 East Broadway Blvd., Tucson, Arizona 85701 before the Annual Meeting. In addition, if you are permitted to vote by Internet or telephone you may change your vote electronically by Internet or telephone by following the procedures described above. The last vote received chronologically will supersede any prior votes. The deadline for registered stockholders to change their vote by Internet or telephone is 11:59 p.m., Eastern Daylight Time, on June 5, 2013.

Failure to Provide Voting Instructions. Other than with respect to broker non-votes, if you submit a signed proxy card or vote by Internet or telephone, but do not indicate how you want your shares voted, the persons named in the enclosed proxy card will vote your shares of Common Stock:

•	“FOR” the election of the nominees, Richard A. Kerley and Christopher S. Shackelton, as Class 1 directors;

•	“FOR” the non-binding advisory vote on the executive compensation;

•	“FOR” the ratification of the appointment of KPMG as the independent registered public accounting firm of the Company to serve for the 2013 fiscal year; and

•

with respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote the proxies in their discretion in accordance with their best judgment and in the manner they believe to be in the best interest of the Company.

Solicitation of Proxies. The entire cost of soliciting proxies, including the costs of preparing, assembling and mailing this Proxy Statement, the proxy card and any additional soliciting materials furnished to stockholders, will be borne by the Company. In addition to solicitation by mail, officers, directors or employees of the Company may solicit proxies in person or by telephone, facsimile or similar means without additional compensation. Upon request, the Company will pay the reasonable expenses incurred by record holders of the Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for sending proxy materials and the 2012 Annual Report to Stockholders to the beneficial owners of the shares they hold of record.

The Company is not presently aware of any matters that will be brought before the Annual Meeting, that are not reflected in the attached Notice of the Annual Meeting. If any such matters are brought before the Annual Meeting, the persons named in the enclosed proxy will act or vote in accordance with their best judgment.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of Providence’s Common Stock by each stockholder known by us to own beneficially more than five percent of our outstanding Common Stock. Except as otherwise specified, the named beneficial owner has sole voting and investment power with respect to the shares.

Name and Address	No. of Shares of Common Stock Beneficially Owned (1)	Percent of Voting Power of Common Stock (1)
Coliseum Capital Management, LLC Adam Gray Christopher Shackelton (2)	2,322,350	17.8%
Ameriprise Financial, Inc. (3) Columbia Management Investment Advisors, LLC Columbia Small Cap Core Fund	1,809,801	14.1%
BlackRock, Inc. (4)	873,117	6.8%
William Blair & Company, L.L.C. (5)	785,981	6.1%

(1)	The securities “beneficially owned” by each stockholder are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission, or SEC. Accordingly, they may include securities to which the stockholder has or shares voting or investment power or has the right to acquire within 60 days after the Record Date. Beneficial ownership may be disclaimed as to certain of the securities.
(2)	This information is based on ownership information reported by Coliseum Capital Management, LLC in its Form 13F filed on February 14, 2013 and group information reported in a Schedule 13D/A filed by Coliseum Capital Management, LLC, Coliseum Capital, LLC, Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P., Adam Gray, Christopher Shackelton (Metro Center, 1 Station Place, 7th Floor South, Stamford, CT 06902) and Blackwell Partners, LLC (c/o DUMAC, LLC, 280 S. Mangum Street, Suite 210, Durham, NC 27701) with the SEC on November 28, 2012. Based on information available in the Schedule 13D/A, the shares are held by (a) Coliseum Capital Partners, L.P. and Coliseum Capital Partners II, L.P., investment limited partnerships for which Coliseum Capital, LLC, a Delaware limited liability company, or CC, is general partner and for which Coliseum Capital Management, LLC, a Delaware limited liability company, or CCM, serves as investment adviser, and (b) Blackwell Partners, LLC, or Blackwell, a separate account investment advisory client of CCM. Christopher Shackelton and Adam Gray manage CCM and CC. Each of Christopher Shackelton, Adam Gray, Blackwell, CCP, CC and CCM disclaim beneficial ownership of these securities except to the extent of each person’s own pecuniary interest therein.
(3)	Ameriprise Financial, Inc. (145 Ameriprise Financial Center, Minneapolis, MN 55474), or AFI, is the parent company of Columbia Management Investment Advisors, LLC, or CMIA, which is the investment advisor to Columbia Small Cap Core Fund, or Fund (225 Franklin St., Boston, MA 02110). AFI and CMIA may be deemed to beneficially own the shares of Common Stock beneficially owned by Fund. Each of AFI and CMIA disclaims beneficial ownership of all shares of Common Stock owned by Fund. This information is based on the Schedule 13G/A filed with the SEC on February 13, 2013.

(4)	This information is based on the Schedule 13G/A filed by BlackRock, Inc. (40 East 52nd Street, New York, NY 10022) with the SEC on February 5, 2013.
(5)	This information is based on the Schedule 13G/A filed by William Blair & Company, L.L.C. (222 W. Adams, Chicago, IL 60606) with the SEC on February 5, 2013.

Management and Directors Only

The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of Providence’s Common Stock by (a) all of Providence’s directors and nominees for director, (b) all of Providence’s executive officers named in the “Summary Compensation Table” which follows and (c) all of Providence’s directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power with respect to his/her shares:

Name	No. of shares of Common Stock Beneficially Owned (1)	Percent of Voting Power of Common Stock (1)
Fred D. Furman (2)	127,058	*
Craig A. Norris (3)	85,729	*
Herman M. Schwarz (4)	102,330	*
Robert E. Wilson	—	—
Richard A. Kerley (5)	23,497	*
Kristi L. Meints (6)	104,926	*
Warren S. Rustand (7)	59,363	*
Christopher S. Shackelton (8)	2,322,350	17.8%
All directors, director nominees and executive officers as a group (9 persons)(9)	2,844,667	21.1%

*	Less than 1%
(1)	The securities “beneficially owned” by an individual are determined as of the Record Date in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include securities to which the individual has or shares voting or investment power or has the right to acquire within 60 days after the Record Date. Beneficial ownership may be disclaimed as to certain of the securities.
(2)	Includes 26,202 shares of Common Stock held by Mr. Furman and 100,856 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.
(3)	Includes 1,897 shares of Common Stock held by Mr. Norris and 83,832 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.
(4)	Includes 31,608 shares of Common Stock held by Mr. Schwarz and 70,722 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.
(5)	Includes 14,350 shares of Common Stock held by Mr. Kerley and 9,147 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.
(6)	Includes 25,779 shares of Common Stock held by Ms. Meints and 79,147 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(7)	Includes 10,216 shares of Common Stock held by Mr. Rustand and 49,147 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.
(8)	Includes 2,322,350 shares of Common Stock held by Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P. and Blackwell Partners, LLC (for additional information see footnote 2 to the Principal Stockholders table above). Mr. Shackelton disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(9)	Includes 407,344 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date and 2,437,323 shares of Common Stock.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s second amended and restated certificate of incorporation provides that the number of directors be between five and eleven as determined by the Board. The Board is currently set at five; however, there is a vacancy on the Board due to the departure of the Chairman of the Board, Fletcher J. McCusker, on November 19, 2012. The Nominating and Governance Committee will make a recommendation to the Board with respect to filling this vacancy once an appropriate candidate is indentified. The Board is divided into three classes approximately equal in size, serving staggered three year terms. Each class must be as nearly equal in size as possible. At each annual meeting of stockholders the successors to the directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

Under the Company’s amended and restated bylaws in an uncontested election, to be elected, a director nominee must receive a majority of the votes cast. In an uncontested election, the incumbent director nominee must submit an irrevocable resignation that is subject to (i) that director receiving less than a majority of the votes cast in the uncontested election, and (ii) acceptance of the resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose. In the event an incumbent director does not receive a majority of the votes cast in an uncontested election, the Nominating and Governance Committee will make a recommendation to the full Board as to whether to accept or reject the resignation or whether other action should be taken. The full Board is required to act on the Nominating and Governance Committee’s recommendation no later than 90 days following certification of the stockholder vote. If any incumbent director does not receive a majority of the votes cast, the Board will publicly disclose its decision regarding accepting or not accepting a resignation within four business days of reaching its decision.

The Board proposes the election of the following nominees as Class 1 directors: Richard A. Kerley and Christopher S. Shackelton. The director nominees were nominated by the Company’s Nominating and Governance Committee, which nominations were confirmed by the Board. The nominees have consented to serving as nominees for election to the Board, to being named in the Proxy Statement and to serving as members of the Board if elected by the Company’s stockholders. Information regarding the two nominees is set forth below.

The Board of Directors has no reason to believe that any of the Board’s nominees is unable to serve or will not serve if elected. If for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the Nominating and Governance Committee of our Board of Directors may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees. If the Nominating and Governance Committee designates any substitute nominees, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by the applicable rules promulgated by the SEC.

If elected, each nominee is expected to serve until the 2016 annual meeting of stockholders or his or her successor is duly elected and qualified. Messrs. Kerley and Shackelton are presently directors of the Company.

Unless directed otherwise, the persons named in the enclosed proxy intend to vote such proxy for the election of the listed nominees or, in the event of death, disqualification, refusal or inability of the nominee to serve, for the election of such other person as the Board may recommend in the place of such nominee to fill the vacancy.

The Board unanimously recommends that the stockholders vote “FOR” election of the two nominees named below as directors of the Company for the ensuing term.

The following table sets forth certain information with respect to the current directors and director nominees as of April 26, 2013.

Name	Age	Class	Term Expires
Kristi L. Meints (1)(2)(3)	58	3	2015
Richard A. Kerley (1)(2)(3)(5)	63	1	2013
Warren S. Rustand	70	2	2014
Christopher S. Shackelton (1)(2)(3)(4)(5)	33	1	2013

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Governance Committee
(4)	Chairman
(5)	Director Nominee

The Board believes that it is necessary for each of the Company’s directors to possess many qualities and skills. When searching for new candidates, the Nominating and Governance Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future needs. The Board also believes that all directors must possess a considerable amount of business management and social services related experience. The Nominating and Governance Committee considers, among other things, a candidate’s board experience, education, whether they are independent under applicable NASDAQ listing standards and the SEC rules, financial expertise, integrity, financial integrity, ability to make independent and analytical inquiries, understanding of the Company’s business environment, experience in the social services industry and knowledge about the issues affecting the social services industry, and willingness to devote adequate time to Board and committee duties when considering director candidates. The Nominating and Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The process undertaken by the Nominating and Governance Committee in selecting qualified director candidates is described below under “Corporate Governance – Director Nomination Process—Director Nominee Selection Process”. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described in each director’s biography.

Director Nominees

Richard A. Kerley has served as our director since May 2010 and chairperson of the Compensation Committee since March 2011. Mr. Kerley is currently the Senior Vice President and Chief Financial Officer and member of the board of directors of Peter Piper, Inc., a privately-held pizza and entertainment restaurant chain. Mr. Kerley has served in these positions since November 2008. From July 2005 to October 2008, Mr. Kerley served as the Chief Financial Officer of Fender Musical Instruments Corporation. From June 1981 to July 2005, Mr. Kerley was an audit partner with Deloitte & Touche LLP. Prior to becoming a partner at Deloitte & Touche, Mr. Kerley served as an audit manager and staff accountant from August 1971 to June 1981. He received a bachelor of business administration degree in accounting from Marshall University in 1971 and is a certified public accountant in the State of Arizona.

Mr. Kerley is a senior financial executive with experience in a variety of operational issues, financial budgeting, planning and analysis, capital investment decisions, mergers and acquisitions, operational and financial controls, internal and external reporting, financings and public offerings and filings with the SEC. Mr. Kerley’s strong financial background provides the Board with financial expertise, including an understanding of financial statements, finance, capital investing strategies and accounting.

Christopher S. Shackelton was appointed by the Board to serve as a Class 1 director on July 26, 2012 and has served as Chairman of the Board since November 19, 2012. Mr. Shackelton is a Managing Partner at Coliseum Capital Management, an investment firm which he co-founded in January 2006 and is a stockholder of the Company, which focuses on long-term investments in both public and private companies. From October 2003 to January 2006, Mr. Shackelton was an analyst at Watershed Asset Management, a special situations hedge fund. From July 2002 to October 2003, Mr. Shackelton was an analyst in the Investment Banking Division of Morgan Stanley & Co. Since November 2012, Mr. Shackelton has served on the board of directors for LHC Group, Inc., a nursing care company. In the past five years, Mr. Shackelton has served on the board of directors for Interstate Hotels & Resorts Inc, a global hotel management company, and Rural/Metro Corporation, an emergency health care company, where he served as Chairman. Mr. Shackelton is currently a Trustee for the Walter S. Johnson Foundation, as well as for multiple Connecticut based charitable organizations. Mr. Shackelton received a bachelor degree in Economics from Yale College in 2001.

Mr. Shackelton’s experience investing in and working with a wide range of companies provides the Board with valuable business leadership and strategic focus. Through investments in Medicaid, Medicare and private insurance funded transport, logistics, ambulatory and home health service companies, Mr. Shackelton has acquired an in-depth knowledge of the health care industry, which will be beneficial to the Board. In addition, Mr. Shackelton brings financial and accounting experience from other public company boards on which he led efforts on mergers and acquisitions, financings, restructurings and other initiatives.

Directors

Kristi L. Meints has served as our director and chairperson of the Audit Committee since August 2003. From January 2005 to December 2009 when she retired, and from August 1999 until September 2003, Ms. Meints served as Vice President and Chief Financial Officer of Chicago Systems Group, Inc. (now known as CSG Government Solutions, Inc.), a technology consulting firm based in Chicago, Illinois. From October 2003 through December 2004, she served as Chief Financial Officer of Peter Rabbit Farms, a carrot and vegetable farming business in Southern California. From January 1998 until August 1999, she was interim Chief Financial Officer for Cordon Corporation, a start-up services company. Ms. Meints was group finance director for Avery Dennison Corporation, a New York Stock Exchange listed company that is a multi-national manufacturer of consumer and industrial products, from March 1996 until December 1997. From February 1977 until June 1995, she held a variety of financial positions at SmithKline Beecham Corporation, including as director of finance, worldwide manufacturing animal health products; and as manager of accounting and budgets for Norden Laboratories, Inc., one of its wholly owned subsidiaries. She received a bachelor’s degree in accounting from Wayne State College in 1975 and a master’s degree in business administration from the University of Nebraska in 1984.

Ms. Meint’s strong financial and operational background, including her experience as Chief Financial Officer of Chicago Systems Group, Inc. and Peter Rabbit Farms and senior finance positions at Avery Dennison Corporation and SmithKline Beecham Corporation, provides financial expertise to the Board, including an understanding of financial statements, budgeting, operational and corporate finance and accounting.

Warren S. Rustand has served as our director since May 2005, and our lead director from January 2007 to November 2012. On November 19, 2012, Mr. Rustand was appointed by the Board to serve as Interim Chief Executive Officer. As part of the changes in management and Board composition, Mr. Rustand stepped down as Lead Director on that day. Since January 2004, Mr. Rustand has served as managing director of SC Capital Partners LLC, an investment banking group which includes: corporate advisory services, a private equity fund, capital sourcing, with a focus on the microcap market. Since January 2001, he has served as the Chief Executive Officer of Summit Capital Consulting, a firm which specializes in the development of small to midsize companies by sourcing, and structuring financial, and human capital resources for the organization. Mr. Rustand has served as a member of the board of directors for over 40 public, private, and not-for-profit organizations. The range of these organizations is from multibillion dollar public companies, to midsize, early stage, and startup companies. Mr. Rustand was chairman and Chief Executive Officer of Rural/Metro Corporation, an emergency health care company. In addition,

Mr. Rustand has had a long term interest in public policy, and in 1973, was selected as a White House Fellow. During his fellowship, he served in various positions such as special assistant to the Secretary of Commerce and special assistant to the Vice President. In addition, from 1974 to 1976, he served as the Appointments Secretary to the President. Mr. Rustand serves as a director of MedPro Safety Products, Inc., a medical device safety products company, where he chairs the audit committee and serves on other board committees. He received his bachelor’s degree and master’s degree from the University of Arizona in 1965 and 1972, respectively.

Mr. Rustand’s positions as a member of the board of directors for many public, private and not-for-profit organizations, managing director of SC Capital Partners LLC, Chief Executive Officer of Summit Capital and tenure as a senior executive at other organizations has enabled him to provide the Board with valuable business, leadership and management perspectives and business acumen. Mr. Rustand also brings financial expertise to the Board, including his prior service as chairman of the audit committee of other public companies.

Non-director Executive Officers

The following is a brief summary of the background of each executive officer who is not a director as of April 26, 2013:

Leamon A. Crooms III, 50, was appointed to serve as our Chief Strategy Officer effective February 1, 2010. While employed by Cap Gemini Ernst & Young as Senior Manager from August 2000 to July 2003, Bearing Point as Manager (formerly KPMG LLP) from August 1999 to August 2000 and Ernst & Young LLP as Senior Consultant from June 1997 to July 1999, he provided strategic input and led new market strategies for Federal Express, Eckerd Health Services, Bed, Bath and Beyond, General Electric, Catholic Healthcare West, ANB AMRO Bank and Hewlett Packard. Most recently, from August 2003 until January 2010, he was Chief Advisor of Strategic Growth Advisors, a business advisory firm that he founded. Mr. Crooms has a bachelor’s degree in English and economics from the University of California, Davis and a master’s degree in business administration from the University of Arizona-Eller School of Business.

Fred D. Furman, Esq., 64, has served as our Executive Vice President since March 2006 and our General Counsel since September 2003. From August 2002 until September 2003, Mr. Furman was self-employed as a consultant. Mr. Furman was previously with PMR Corporation, a publicly traded mental health company, from March 1995 until August 2002 (when PMR merged with Psychiatric Solutions, Inc.), where he held a number of positions, including, from September 1997 through August 2002, as its President and General Counsel. Mr. Furman is a former partner and head of the litigation department for the Philadelphia law firm of Kleinbard, Bell & Brecker LLP. Mr. Furman received his bachelor’s degree in history from Temple University in 1969 and a juris doctorate degree from Temple University, School of Law in 1973.

Craig A. Norris, 45, has been with our Company since our inception in 1997 serving in various capacities, including Eastern Division President, member of the Board in 2008 and 2009 and Chief Operating Officer since 2004. In March 2013, Mr. Norris was appointed to serve as Chief Executive Officer of our social services business. Before joining Providence, Mr. Norris served as the Chief Operating Officer of a privately held organization providing behavioral health services in Arizona. Mr. Norris has held various roles in managed behavioral healthcare and public sector emergency psychiatric services through the Arizona Department of Health Services.

Herman M. Schwarz, 50, was appointed to serve as Chief Executive Officer of our non-emergency transportation management services business (comprising Charter LCI Corporation, including its subsidiaries (collectively “LogistiCare”)) on May 20, 2009. Mr. Schwarz has nearly 25 years of experience and proven skills in strategy development, operations management, financial management, mergers and acquisitions activity, and sales and marketing leadership. From January 2007 to May 2009, Mr. Schwarz served as Chief Operating Officer of LogistiCare responsible for its day-to-day operations including call center operations, client relationships, subcontractor management, service delivery and quality assurance. Prior to joining LogistiCare in 2007, Mr. Schwarz was the founder and from August 2005 to December 2006 partner of C3 Marketplace LLC, a buying service venture that delivers cost effective sourcing from Asia to small and medium sized retailers and manufacturers. Other previous executive positions included President and Chief Executive Officer of Aegis Communications Group Inc., or Aegis, a publicly-traded provider of outsourced call center services, President of Elrick & Lavidge, the marketing research division of Aegis, as well as various senior roles with Selig Industries and National Linen Service, divisions of National Service Industries, from 1992 to 2005. Mr. Schwarz received a master’s degree in business administration from the Wharton School of Business at the University of Pennsylvania and a bachelor’s degree in commerce from the University of Virginia.

Robert E. Wilson, 66, was appointed to serve as our Executive Vice President and Chief Financial Officer on November 19, 2012. Prior to his appointment, Mr. Wilson had been a Managing Director in the Health Care Advisory Services practice of Grant Thornton since March 2011. From November 2008 until November 2010, Mr Wilson was a Managing Director of Huron Consulting Group. He has almost 40 years of experience in the accounting, consulting and health care industries including over 25 years with Arthur Andersen as both an audit partner servicing public company clients as well as clients in the health care industry and as a consulting partner providing strategy and performance improvement solutions for health systems. From 2006 to 2008 he served as Chief Financial Officer for Billings Clinic, a community-owned health care company. Mr. Wilson served on the board of directors and as chair of the audit committee for Rural/Metro Corporation, a medical transportation company, from 2003 to 2011, and since January 2013 has served, and from 2004 to 2008 served, on the board of directors and as chair of the audit and compliance committee of Providence Health & Services, a Washington based non-profit hospital system,. Mr. Wilson received a bachelor degree in Business Administration from the University of Washington and an MBA from California State University, Los Angeles.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

As part of the changes in management and Board composition on November 19, 2012, the Board reviewed its leadership structure and determined to separate the roles of Chief Executive Officer and Chairman of the Board between two individuals. The Board believes this leadership structure is appropriate because it strengthens the Board’s independence and enables the Chief Executive Officer to focus on the management of our business.

Independence of the Board

The Board believes that independence depends not only on our director’s individual relationships, but also on the Board’s overall attitude. Providing objective, independent judgment is at the core of the Board’s oversight function. Under our corporate governance guidelines, the Board, with the assistance of legal counsel and the Nominating and Governance Committee of the Board, uses the current standards for “independence” established by The Nasdaq Stock Market LLC, referred to in the remainder of this proxy statement as “NASDAQ”, to evaluate any material relationship a director may have with Providence to determine director independence. A director is not considered “independent” unless the Board affirmatively determines that the director has no material relationship with Providence or any subsidiary in the consolidated group other than as a director of another Board of Directors. Any relationship that falls below a threshold set forth by the standards for “independence” established by NASDAQ and our corporate governance guidelines, or is not required to be disclosed under Item 404(a) of SEC Regulation S-K, is automatically deemed to be an immaterial relationship. Our Board has affirmatively determined that Messrs. Kerley and Shackelton and Ms. Meints are independent. Mr. Rustand was considered independent until he assumed the position of Interim Chief Executive Officer on November 19, 2012. While the Company engages a consultant to administer its employee benefits plans that employs one of Mr. Rustand’s sons (as described below in subsection “—Certain Relationships and Related Transactions”), which information is required to be disclosed as a related party transaction under Item 404(a) of SEC Regulation S-K, the Board has affirmatively determined this relationship to be immaterial based on the dollar amounts involved in the transaction.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through attendance at committee meetings or committee reports about such risks. In addition, members of senior management regularly provide reports to the Board about their respective areas of responsibility and any risks thereof. These reports include actions taken by senior management to monitor and control such risks.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed the components of our compensation program, risk inherent in the compensation program and factors to control or mitigate these risks. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks based on the following:

•	The compensation program is designed to provide an appropriately balanced mix of cash and equity;

•	The maximum payout levels for bonuses and equity-based compensation are capped by the Compensation Committee;

•	The Compensation Committee has downward discretion over incentive cash and equity-based compensation payouts; and

•	The compensation program is designed to appropriately balance fixed (base salary) and variable compensation (cash incentives and equity-based awards).

Furthermore, compensation decisions include subjective considerations, which restrain the influence of objective factors on excessive risk taking.

Communication with the Board

Stockholders may communicate with the Board, including the non-management directors, by sending a letter to an individual director or to Providence’s Board, c/o Fred Furman, General Counsel, The Providence Service Corporation, 64 East Broadway Blvd., Tucson, Arizona 85701. In the letter, the stockholder must identify him or herself as a stockholder of Providence. The General Counsel may require reasonable evidence that the communication is being made by or on behalf of a stockholder before the communication is transmitted to the individual director or to Providence’s Board.

Meetings of the Board of Directors and Committees

During fiscal 2012, the Board held 10 meetings, the Audit Committee held eight meetings, the Compensation Committee held eight meetings and the Nominating and Governance Committee held three meetings. During fiscal 2012, none of the directors attended less than 75% of all of the meetings of the Board held during the period for which he or she was a director or less than 75% of the meetings of each committee of the Board held during the period in which he or she served on such committee, except for Hunter Hurst, III, who served as a director in 2012 until his passing in June 2012 and did not attend any meetings during 2012.

Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2012. Additionally, the independent members of the Board met in executive session regularly without the presence of management.

The Board has an internal policy that all of the directors should attend the annual meeting of stockholders, absent exceptional cause. All directors attended the 2012 annual meeting of stockholders.

Committees of the Board of Directors

The Board has three separately-designated standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each as described below:

Audit Committee. The Audit Committee is currently composed of Ms. Meints (Chairperson) and Messrs. Kerley and Shackelton. The Audit Committee is directly responsible for:

•	appointing, overseeing and compensating the work of the outside auditor;

•	reviewing Providence’s quarterly financial statements and earnings releases;

•	pre-approving all auditing services and permissible non-audit services provided by Providence’s outside auditor;

•

engaging in a dialogue with the outside auditor regarding relationships which may impact the independence of the outside auditor and being responsible for oversight of the independence of the outside auditor;

•	reviewing and approving the report of the Audit Committee to be filed with the SEC;

•	reviewing with the outside auditor the adequacy and effectiveness of the internal controls over financial reporting;

•	establishing procedures for the submission of complaints, including the submission by the Company’s employees of anonymous concerns regarding questionable accounting or auditing matters;

•

reviewing with Providence’s Chief Executive Officer and Chief Financial Officer any significant deficiencies in the design or operation of our internal controls and any fraud, whether or not material, that involves our management or other employees who have a significant role in Providence’s internal controls;

•

reviewing and approving all transactions between Providence and any Related Person that are required to be disclosed under Item 404 of SEC Regulation S-K, or Item 404. The terms “Related Person” and “transaction” have the meanings given to such terms in Item 404, as it may be amended from time to time; and

•	reviewing and assessing annually the adequacy of the Audit Committee Charter.

The Board has determined that each member of the Audit Committee is independent as defined by the applicable NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Mr. Shackelton is a Managing Partner of Coliseum Capital Management, LLC, which owns approximately 17.8% of the Company’s outstanding Common Stock. In accordance with the independence requirements for Audit Committee service set forth by the applicable NASDAQ standards and Rule 10A-3, the Board considered this ownership in assessing Mr. Shackelton’s independence and concluded that it did not render Mr. Shackelton an affiliated person of the Company and, therefore, that he met the independence standard for Audit Committee service. The Board has also determined that Ms. Meints and Mr. Kerley are each an “audit committee financial expert” as defined under Item 407 of SEC Regulation S-K.

Compensation Committee. The Compensation Committee currently consists of Messrs. Kerley (Chairperson) and Shackelton and Ms. Meints. The Compensation Committee is directly responsible for:

•	reviewing and determining annually the compensation of Providence’s Chief Executive Officer and other executive officers;

•

preparing an annual report on executive compensation for inclusion in Providence’s annual proxy statement for each annual meeting of stockholders in accordance with applicable SEC rules and regulations;

•

reviewing and discussing with Providence’s management the Compensation Discussion and Analysis required by Item 402 of SEC Regulation S-K. Based on such review and discussion, determining whether to recommend to the Board that the Compensation Discussion and Analysis be included in Providence’s annual report or proxy statement for the annual meeting of stockholders;

•	approving the form of employment contracts, severance arrangements, change in control provisions and other compensatory arrangements with executive officers;

•	approving compensation programs and grants involving the use of Common Stock and other equity securities; and

•	reviewing and assessing annually, the Compensation Committee’s performance and the adequacy of the Compensation Committee Charter.

In addition, the Compensation Committee administers The Providence Service Corporation 2006 Long-Term Incentive Plan.

As provided in its charter, the Compensation Committee may, in its discretion, form and delegate all or a portion of its authority, duties and responsibilities to one or more subcommittees of the Compensation Committee. To date, the Compensation Committee has not delegated its responsibilities. Our Chief Executive Officer, makes recommendations to the Compensation Committee with respect to the compensation of executive officers, other than himself, but does not participate in the final deliberations of the Compensation Committee. The Compensation Committee has the authority to retain independent counsel or other advisors and has, in the past, retained compensation consultants and outside counsel to assist it.

In 2011, the Compensation Committee engaged Deloitte Consulting LLP, or Deloitte Consulting, as its independent consultant to advise it on executive compensation matters for fiscal year 2012. This selection was made without the input or influence of management. Deloitte Consulting attended meetings of the Compensation Committee to discuss findings and recommendations from its analyses. In 2011 and 2012, the Company incurred fees equal to an aggregate of approximately $295,000 for services provided by Deloitte Consulting in those years.

Three affiliates of Deloitte Consulting, Deloitte Financial Advisory Services LLP, or Deloitte FAS, Deloitte Tax LLP, or Deloitte Tax, and Deloitte & Touche LLP, or D&T, have provided consulting and tax preparation services to the Company. Deloitte FAS provided the Company management valuation services related to the evaluation of our intangible assets. Deloitte Tax provided income tax planning and preparation services to the Company’s management and D&T provided internal audit services and consultation to the Company related to management’s evaluation of internal control over financial reporting. In 2011 and 2012, the Company incurred fees equal to an aggregate of approximately $3.4 million related to services provided by these affiliates. Neither the Board nor any committee thereof was involved in the decision to engage Deloitte FAS or Deloitte Tax or asked to approve the Company’s business relationship with these entities. The Audit Committee approved the engagement of D&T to provide the services noted above.

To prevent any potential conflict of interest resulting from work by Deloitte Consulting and its affiliates, the Compensation Committee (i) confirmed that the individuals from Deloitte FAS, Deloitte Tax, and D&T who provided services to the Company were not the same individuals who provided compensation consulting services to the Compensation Committee, (ii) received assurances that no portion of the compensation of the Deloitte Consulting consultants who provided services to the Compensation Committee would be based on the amount or level of services provided by its affiliates to the Company, (iii) confirmed that the Deloitte Consulting consultants who provided services to the Compensation Committee do not own any stock in the Company or otherwise provide any other services to the Company, other than consulting services to the Compensation Committee, and (iv) confirmed that the Deloitte Consulting compensation consultants have no business or personal relationships with members of the Compensation Committee or the Company’s executive officers.

The Compensation Committee believes that the advice it received from Deloitte Consulting was objective based upon the following:

•

based upon the Compensation Committee’s knowledge, the executive compensation consultants received no incentive or other compensation based on the fees charged to the Company for other services provided by Deloitte affiliates;

•	the Compensation Committee has the sole authority to retain and terminate the executive compensation consultant;

•	the consultant has direct access to the Compensation Committee without management intervention; and

•	the protocols for each of the respective engagements describe how the consultant may interact with management.

While it is necessary for the consultant to interact with management to gather information, the Compensation Committee determines the appropriate forum for receiving consultant recommendations. This approach protects the Compensation Committee’s ability to receive objective advice from the consultant so that the Compensation Committee may make independent decisions about executive pay at the Company. All of the decisions with respect to determining the amount or form of compensation for the Company’s executive officers are made by the Compensation Committee and may reflect factors and considerations other than the information and advice provided by Deloitte Consulting related to executive compensation for 2012. Additional information regarding Deloitte Consulting and its engagement with the Compensation Committee during 2011 concerning the executive compensation determinations made by the Compensation Committee for 2012 can be found under “Executive Compensation – Compensation Discussion and Analysis” below.

The Board has determined that each member of the Compensation Committee is independent as defined in applicable NASDAQ listing standards.

Nominating and Governance Committee. The Nominating and Governance Committee currently consists of Messrs. Shackelton (Chairperson) and Kerley and Ms. Meints. The Nominating and Governance Committee is responsible for, among other things:

•	selecting the slate of nominees of directors to be proposed for election by the stockholders and recommending to the Board individuals to be considered by the Board to fill vacancies;

•	developing and implementing policies regarding corporate governance matters and recommending any desirable changes to such policies to the Board;

•	establishing criteria for selecting new directors;

•	reviewing and assessing annually the performance of the Nominating and Governance Committee and the adequacy of the Nominating and Governance Committee Charter; and

•	reviewing and assessing annually the performance of the Board and the Company’s Chief Executive Officer.

The Board has determined that each member of the Nominating and Governance Committee is independent as defined in applicable NASDAQ listing standards.

The Audit, Compensation and Nominating and Governance Committees are each governed by a written charter approved by the Board. A copy of each committee’s charter is available on our website at www.provcorp.com under “Investor Information.” Providence intends to disclose any amendments to these charters required by the SEC or listing standards of NASDAQ at the same location on our website.

Director Nomination Process

Director Qualifications

Nominees for director will be selected on the basis of outstanding achievement in their careers and other factors including: board experience; education; whether they are independent under applicable NASDAQ listing standards and the SEC rules; financial expertise; integrity; financial integrity; ability to make independent, analytical inquiries; understanding of the business environment; experience in the healthcare and social services industry and knowledge about the issues affecting the healthcare and social services industry; and willingness to devote adequate time to Board and committee duties. The proposed nominee should also be free of conflicts of interest that could prevent such nominee from acting in the best interest of Providence and our stockholders. Additional special criteria apply to directors being considered to serve on a particular committee of the Board. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand Providence’s financial statements.

Director Nominee Selection Process

In the case of an incumbent director whose term of office is set to expire at the next annual meeting of stockholders, the Nominating and Governance Committee reviews such director’s service to Providence during the past term, including, but not limited to, the number of Board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the general qualifications for a director outlined above, including the director’s independence, as well as any special qualifications required for membership on any committees on which such director serves. To become a nominee, an incumbent director must also submit an irrevocable resignation to the Board that is contingent upon (a) that director receiving less than a majority of the votes cast in the uncontested election, and (b) acceptance of that resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose. The incumbent director must also complete and submit a questionnaire with respect to his/her background and execute a written representation and agreement, or the Director/Prospective Director Agreement.

The Director/Prospective Director Agreement requires directors and nominees to disclose certain types of voting commitments and compensation arrangements and represent that the director or nominee, if elected, would be in compliance with all applicable corporate governance, conflicts of interest, confidentiality, securities ownership and stock trading policies and guidelines of the Company, and also provides for the immediate resignation of a director if such person is found by a court of competent jurisdiction to have breached the Director/Prospective Director Agreement in any material respect.

In the case of a new director candidate, the selection process for director candidates includes the following steps:

•	identification of director candidates by the Nominating and Governance Committee based upon suggestions from current directors and executives and recommendations received from stockholders;

•	possible engagement of a director search firm;

•	interviews of candidates by the Nominating and Governance Committee;

•	reports to the Board by the Nominating and Governance Committee on the selection process;

•	recommendations by the Nominating and Governance Committee; and

•	formal nominations by the Board for inclusion in the slate of directors at the annual meeting.

New director candidates must also complete and submit a questionnaire with respect to his/her background and execute a Director/Prospective Director Agreement.

The Nominating and Governance Committee will consider properly submitted stockholder recommendations for director candidates. Director candidates recommended by stockholders are given the same consideration as candidates suggested by directors and executive officers. The Nominating and Governance Committee has the sole authority to select, or to recommend to the Board, the nominees to be considered for election as a director.

The officer presiding over the annual meeting of stockholders, in such officer’s sole and absolute discretion, may reject any nomination not made in accordance with the procedures outlined in this Proxy Statement and Providence’s amended and restated bylaws. Under Providence’s amended and restated bylaws, a stockholder who desires to nominate directors for election at an annual meeting of stockholders must comply with the procedures summarized below. Providence’s amended and restated bylaws are available, at no cost, at the SEC’s website, www.sec.gov, as Exhibit 3.2 to Providence’s Annual Report on Form 10-K filed with the SEC on March 12, 2010 or upon the stockholder’s written request directed to the Company’s General Counsel at the address given below. See “–Stockholder Nominations” below for a description of the procedures that must be followed to nominate a director.

Stockholder Nominations

According to Providence’s amended and restated bylaws, nominations by stockholders for directors to be elected at a meeting of stockholders which have not previously been approved by the Board must be submitted to our Secretary in writing, either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid, at 64 East Broadway Blvd, Tucson, Arizona 85701, not earlier than the close of business on the 120th calendar day, and not later than the close of business on the 60th calendar day, prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 calendar days earlier or more than 60 calendar days later than such anniversary date, notice by the stockholder in order to be timely must be so delivered or received not earlier than the close of business on the 120th calendar day prior to the date of such annual meeting and not later than the close of business on the later of the 60th calendar day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 70 calendar days prior to the date of such annual meeting, the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made by the Company.

Each notice of nomination is required to set forth:

As to each person whom the stockholder proposes to nominate for election or reelection as a director:

•	the name, age, business address and residence address of such person;

•	the principal occupation and employment of such person;

•

the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially or of record by such person (which information shall be supplemented not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date);

•	such person’s executed written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•

all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with the solicitation of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section), and the rules and regulations promulgated thereunder;

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such person being nominated, on the one hand, and the stockholder and any Stockholder Associated Person, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K of the Exchange Act if the stockholder making the nomination and any Stockholder Associated Person were the “registrant” for purposes of such rule and the person being nominated were a director or executive officer of such registrant. A “Stockholder Associated Person” is, with respect to any stockholder, (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of shares of Common Stock of the Company owned of record or beneficially by such stockholder, and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person; and

•	an irrevocable resignation of the type required of incumbent directors, a questionnaire regarding his-her background and an executed Director/Prospective Director Agreement.

As to the stockholder giving the notice:

•	the name and record address, as they appear on the Company’s stock ledger, of such stockholder and the name and address of any Stockholder Associated Person.;

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(a) the class, series and number of shares of each class and series of capital stock of the Company which are, directly or indirectly, owned beneficially and/or of record by such stockholder or any Stockholder Associated Person, documentary evidence of such record or beneficial ownership, and the date or dates such shares were acquired and the investment intent at the time such shares were acquired, (b) any derivative instrument (as defined in the amended and restated bylaws) directly or indirectly owned beneficially by such stockholder or any Stockholder Associated Person and any other direct or indirect right held by such stockholder or any Stockholder Associated Person to profit from, or share in any profit derived from, any increase or decrease in the value of shares of the Company, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any shares of any security of the Company, (d) any short interest (as defined in the amended and restated bylaws) indirectly or directly held by such stockholder or any Stockholder Associated Person in any security issued by the Company, (e) any rights to dividends on the shares of the Company owned beneficially by such stockholder or any Stockholder Associated Person that are separated or separable from the underlying shares of the Company, (f) any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (g) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, including without limitation, any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household (which information, in each case, must be supplemented by such stockholder and any Stockholder Associated Person not later than 10 calendar days after the record date for the meeting to disclose such ownership as of the record date);

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a description of all arrangements or understandings between such stockholder and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by such stockholder;

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any material interest of such stockholder or any Stockholder Associated Person in the election of such nominee, individually or in the aggregate, including any anticipated benefit to such stockholder or any Stockholder Associated Person therefrom;

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a representation from such stockholder as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the person and/or (2) otherwise to solicit proxies in support of the election of such person;

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a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting, that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons named in the notice;

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whether and the extent to which any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or any Stockholder Associated Person with respect to any shares of the capital stock of the Company, without regard to whether such transaction is required to be reported on a Schedule 13D or other form in accordance with Section 13(d) of the Exchange Act or any successor provisions thereto and the rules and regulations promulgated thereunder;

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any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with the solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder.

In the event that a special meeting of stockholders is called for the election of directors, a stockholder’s nomination must be delivered to the Company not earlier than the close of business on the 120th calendar day prior to the date of the special meeting and not later than the close of business on the later of the 60th calendar day prior to the date of the special meeting, or, if the first public disclosure made by the Company of the date of the special meeting is less than 70 days prior to the date of the special meeting, not later than the 10th calendar day following the day on which public disclosure is first made of the date of the special meeting. The stockholder submitting a notice of nomination with respect to the election of directors at a special meeting must include, in its timely notice, the same information as set forth above.

A majority of the Board may reject any nomination by a stockholder not timely made or otherwise not made in accordance with the terms of the Company’s amended and restated bylaws. If a majority of the Board reasonably determines that the information provided in a stockholders notice does not satisfy the informational requirements in any material respect, the Secretary of the Company will promptly notify such stockholder of the deficiency in writing. The stockholder will then have an opportunity to cure the deficiency by providing additional information to the Secretary of the Company within such period of time, not to exceed ten (10) days from the date such deficiency notice is given to the stockholder, as a majority of the Board reasonably determines. If the deficiency is not cured within such period, or if a majority of the Board reasonably determines that the additional information provided by the stockholder, together with the information previously provided, does not satisfy the requirements in any material respect, then a majority of the Board may reject such stockholder’s nomination.

Compensation of Non-Employee Directors

As compensation for their service as directors of the Company in 2012, each non-employee member of the Board received a $79,200 annual stipend. For service as committee Chairs, the Chairs of the Audit Committee and Compensation Committee each received an additional stipend of $39,600 and the Chair of the Nominating and Governance Committee received an additional stipend of $26,400. For service as Lead Director from January 1, 2012 to November 19, 2012, Mr. Rustand received an additional stipend of $36,300. On January 21, 2013, the Nominating and Governance Committee determined to provide an additional stipend to Mr. Shackelton equal to $6,160 for his service as Chairman of the Board for the period beginning November 19, 2012 (the date he was appointed to such role) to December 31, 2012. This additional stipend was prorated based on an annual stipend amount of $52,800 for the period November 19, 2012 to December 31, 2012 and paid to Mr. Shackelton in 2013. Mr. Shackelton will receive a $52,800 annual stipend so long as he continues to serve as Chairman of the Board. Payment of the annual stipends was made on a monthly basis in advance of each month of service. No additional payments were made to non-employee members for participating in Board and committee meetings.

On February 13, 2012, each non-employee member of the Board then serving received an award of equity-based compensation under our 2006 Long-Term Incentive Plan, or 2006 Plan, consisting of 12,500 shares of restricted Common Stock. The restricted stock vests in three equal installments on the first, second and third anniversaries of the date of grant.

Non-employee directors are also reimbursed for reasonable expenses incurred in connection with attending meetings of the Board and meetings of Board committees.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards (1)(2) ($)	Total ($)
Hunter Hurst, III*(3)	52,800	191,125	—	243,925
Richard Kerley*	118,800	191,125	—	309,925
Kristi L. Meints*	118,800	191,125	—	309,925
Warren S. Rustand (4)	108,900	191,125	—	300,025
Christopher S. Shackelton*(5)	50,160	—	—	50,160

*	Committee Chair
(1)	On February 13, 2012, each non-employee director was awarded 12,500 shares of restricted stock under the 2006 Plan. The aggregate grant date fair value of the restricted stock awarded to each non-employee director was $191,125. The aggregate grant date fair value of the restricted stock was computed in accordance with the Financial Accounting Standards Board’s, or FASB Accounting Standards Codification (“ASC”) Topic 718-Compensation-Stock Compensation, or ASC 718. For a discussion of valuation assumptions, see Note 11, Stock-Based Compensation Arrangements, of our Annual Report on Form 10-K for the year ended December 31, 2012. Other than the 5,750 and 6,650 shares of restricted stock awarded to each non-employee director in 2010 and 2011, respectively, and the 12,500 shares of restricted stock awarded to each non-employee director described above, there were no other stock awards outstanding as of December 31, 2012 that were previously granted to the non-employee members of the Board. As of December 31, 2012, two thirds of the 5,750 shares of restricted stock were vested, one third of the 6,650 shares of restricted stock were vested and none of the 12,500 shares of restricted stock were vested.
(2)	The following table sets forth the number of outstanding unexercised options to purchase shares of Common Stock and the associated exercise price and grant date fair value held by each non-employee director (and in the case of Mr. Hurst, held by his estate) as of December 31, 2012. All outstanding options were fully vested as of December 31, 2012 with the exception of those options that were granted to each non-employee director in June 2010 and May 2011 that vest in one-third increments on the first, second and third anniversaries of the grant date:

		Number of stock options
Grant	Exercise	Hunter	Richard	Kristi L.	Warren S.
Date	Price	Hurst, III	Kerley	Meints	Rustand (a)
1/22/04	$17.13	—	—	10,000	—
1/19/05	$20.30	—	—	30,000	—
5/26/05	$24.08	—	—	—	10,000
1/3/07	$24.59	10,000	—	10,000	10,000
6/9/08	$26.14	10,000	—	10,000	10,000
12/6/05	$28.47	—	—	10,000	10,000
6/14/10	$16.35	5,209	7,814	7,814	7,814
5/17/11	$14.16	667	2,000	2,000	2,000

Total		25,876	9,814	79,814	49,814

(a)	On November 21, 2012, Mr. Rustand received 22,500 options to purchase Common Stock in connection with his appointment to serve as Interim Chief Executive Officer. For information regarding the term and value of these options, see the compensation tables included in the section below entitled “Executive Compensation.”

(3)	Mr. Hurst served as a member of the Board and Chair of the Nominating and Governance Committee until he passed away on June 19, 2012.

(4)	Mr. Rustand served as the Board’s Lead Director until November 19, 2012 when he was appointed to serve as the Company’s Interim Chief Executive Officer.
(5)	Mr. Shackelton was appointed by the Board to serve as an independent director and member of each of the Board’s committees on July 26, 2012. On August 16, 2012, Mr. Shackelton was appointed by the Board to serve as Chair of the Nominating and Governance Committee and was subsequently appointed to serve as Chairman of the Board on November 19, 2012. All of Mr. Shackelton’s compensation for service on the Board inures to the benefit of Coliseum Capital Management LLC (of which Mr. Shackelton is a Managing Partner) pursuant to this entity’s policy regarding Mr. Shackelton’s service on the board of companies in which it has an equity interest.

Under the Company’s stock ownership guidelines, as amended, non-employee directors are expected to own shares of our Common Stock with a value equal to three times their annual stipend.

Pursuant to the amended stock ownership guidelines, the following will count towards meeting the required holding level:

•	Shares held directly or indirectly;

•	Any restricted stock or stock units held under our Equity-Based Program (whether vested or unvested); and,

•	Shares owned jointly with or in trust for, their immediate family members residing in the same household.

Compliance with the established holding level requirement as determined under the guidelines is required by December 31, 2014. Once the ownership requirement has been achieved, the non-employee directors are free to sell shares of our Common Stock above the required holding level. The grant date fair value of each award will be used to determine whether a director meets the required holding level. In the event a non-employee director does not achieve his or her holding level set forth above or thereafter sells shares of our Common Stock in violation of the stock ownership guidelines, the Board will consider all relevant facts and take such actions as it deems appropriate under the circumstances.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than ten percent of a registered class of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Providence. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Providence with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) executive officers, directors and greater than ten percent beneficial stockholders of the Company complied with applicable Section 16(a) requirements during the year ended December 31, 2012 other than Warren S. Rustand, our Interim Chief Executive Officer, and Robert E. Wilson, our Chief Financial Officer who each filed a statement of changes in beneficial ownership on Form 4 reporting the receipt of a grant of stock options late.

Certain Relationships and Related Transactions

Policy Regarding Certain Relationships and Related Transactions

Pursuant to its written charter, the Audit Committee has adopted a Related Person Transaction Policy that, subject to certain exceptions, requires the Audit Committee (or the chair of the Audit Committee in certain instances) to review and either ratify, approve or disapprove all “transactions” with “related persons,” which have the meanings given to such terms in Item 404(a) of Regulation S-K.

In determining whether to approve or ratify a transaction with a related person under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the transaction and take into account factors such as the related person’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director is to participate in the approval of a related person transaction for which he or she is a related person or otherwise has a direct or indirect interest.

The Audit Committee is also to review and assess ongoing related person transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.

Each year our directors and officers complete Directors’ and Officers’ Questionnaires, which, among other things, are designed to elicit certain information relating to transactions with the Company in which the officer or director or any immediate family member of such officer or director has a direct or indirect interest. These questionnaires are reviewed by our General Counsel and any such transactions or other related person transactions are brought to the attention of the Audit Committee as appropriate. We believe that our arrangements with CBIZ Benefits and Insurance Services, Inc. and VWP McDowell, LLC referred to below are no less favorable to us than those available to us from other entities providing such services.

Transaction with CBIZ Benefits and Insurance Services, Inc.

Providence uses CBIZ Benefits and Insurance Services, Inc., or CBIZ, a subsidiary of CBIZ, Inc., to administer and consult on its self-insured employee health benefits, 401(k) and deferred compensation plans. For 2012, CBIZ and its subsidiaries received fees paid by Providence of approximately $331,000 and commissions of approximately $150,000 paid by third parties related to business with Providence. Eric Rustand, Mr. Rustand’s son, works for CBIZ. Eric Rustand, Senior Benefits Consultant for CBIZ, is the lead consultant on the employee health benefits plans for Providence. For 2012, Eric Rustand received approximately $106,000 in compensation from CBIZ related to CBIZ’s business with Providence. The business relationship between Providence and CBIZ existed prior to Mr. Rustand becoming a member of the Board and will continue in 2013.

Transaction with VWP McDowell, LLC

LogistiCare (our wholly-owned subsidiary) operates a call center in Phoenix, Arizona. The building in which the call center is located is currently leased by LogistiCare from VWP McDowell, LLC, or McDowell, under a five year lease that expires in 2014, as amended. For 2012, LogistiCare paid approximately $435,000 in lease payments (including taxes and common area maintenance charges) to McDowell. The lease terms provide a schedule of rental payments due to McDowell over the entire term of the lease, and for 2013, the monthly rental amounts due under the lease approximate $34,000. Steven Schwarz, Gregory Schwarz and Barry Schwarz, Mr. Schwarz’s brothers, each own 0.9%, 1.3% and 3.3% interest in McDowell, respectively. Michael Schwarz, Mr. Schwarz’s father is the trustee of MER Trust of which Mr. Schwarz and his brothers are beneficiaries and which has a 6.6% ownership interest in McDowell. In addition, Steven Schwarz owns a 50% interest in Via West Properties which is the managing member of McDowell. Via West Properties owns a 1.0% interest in McDowell. The leasing arrangement between LogistiCare and McDowell existed prior to Mr. Schwarz becoming a named executive officer of the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Kerley (Chairperson) and Shackelton and Ms. Meints. No person who served as a member of the Compensation Committee during the fiscal year ended December 31, 2012 was a current or former officer or employee of Providence, or engaged in certain transactions with us, which was required to be disclosed by regulations of the SEC. There were no compensation committee “interlocks” during the fiscal year ended December 31, 2012, which generally means that none of Providence’s executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a member of our Board or as a member of our Board’s Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

This Compensation Discussion and Analysis section, or CD&A, is designed to provide our stockholders with an explanation of our executive compensation philosophy and objectives, our 2012 executive compensation program and the compensation paid by the Company to the following named executive officers in 2012, referred to throughout this proxy statement as our Named Executive Officers;

•	Warren S. Rustand, Interim Chief Executive Officer

•	Fletcher Jay McCusker, Former Chairman and Chief Executive Officer

•	Craig A. Norris, Chief Executive Officer of Social Services

•	Herman M. Schwarz, Chief Executive Officer of LogistiCare Solutions, LLC

•	Robert E. Wilson, Executive Vice President and Chief Financial Officer,

•	Michael N. Deitch, Former Chief Financial Officer

•	Fred D. Furman, Executive Vice President and General Counsel

The Compensation Committee evaluates and approves compensation for our officers. As part of its responsibilities, the Compensation Committee approves and administers their cash compensation, equity compensation and supplementary benefits, as well as our retirement compensation programs. In deciding to continue with our existing executive compensation practices, the Compensation Committee has considered that the holders of over 98% of the votes cast at our 2012 annual meeting of stockholders on an advisory basis approved the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting.

On November 19, 2012, Fletcher Jay McCusker, our Chairman and Chief Executive Officer, and Michael N. Deitch, our Chief Financial Officer, retired to pursue other interests. Unless otherwise specified, references to our Chief Executive Officer and Chief Financial Officer in this CD&A refer to Messrs. McCusker and Deitch, respectively. Upon the retirement of our Chief Executive Officer and Chief Financial Officer, the Board appointed Warren S. Rustand and Robert E. Wilson to serve as our Interim Chief Executive Officer and new Chief Financial Officer, respectively. Discussions of the determinations of their compensation made by the Compensation Committee and their respective letter agreements setting forth the terms of their employment with us are set forth below in this Executive Compensation section under the heading entitled “Letter Agreements with Warren S. Rustand and Robert E. Wilson.”

Executive Summary

Our compensation programs are intended to align our executive officers interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value. In line with our pay for performance philosophy as described below, the total compensation received by our executive officers will vary based on individual and corporate performance measured against annual and long-term performance goals. Our executive officers’ total compensation is comprised of a mix of base salary, annual incentive compensation and long-term incentive awards.

Our Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As a result of its review process and in keeping with the Compensation Committee’s endeavor to more closely align our executive compensation structure with our stockholders’ interests and current market practices, the Compensation Committee implemented a policy, applicable beginning in 2012, that requires at least half of the equity-based compensation (based on the number of shares to be awarded annually) awarded to our executive officers be performance based and measured over a multi-year performance period. Of the equity-based awards made in January and March 2012 under the Equity-Based Program for 2012 described below, performance restricted stock units represented 53% of the total number of share based awards granted to our executive officers. However, in November 2012, the Compensation Committee awarded Messrs. Rustand and Wilson non-performance based stock options as part of their compensation in connection with their appointment as our Interim Chief Executive Officer and new Chief Financial Officer. With the grant of these awards to Messrs. Rustand and Wilson, both of which related to unusual circumstances, more than half of the equity-based compensation awarded (based on the number of shares awarded) by the Compensation Committee in 2012 was non-performance based. As a result, in March 2013, the Compensation Committee chose to award 20% of the equity-based compensation for 2013 (based on the number of shares to be awarded) as non-performance based awards and 80% as performance based awards to ensure that the aggregate awards for 2012 and 2013 combined were consistent with the above stated policy.

In 2012, our revenue increased 17% to a record $1.1 billion on the strength of market share gains in our non-emergency transportation services segment. While our revenue grew in 2012 to a record level, our profitability was negatively impacted by lower margins in several non-emergency transportation services segment contracts, as well as a non-cash $2.5 million asset impairment charge related to a reorganization of the social service delivery system in British Columbia. Our 2012 and 2011 financial performance was a determining factor in the compensation decisions and outcomes for 2012.

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EBITDA is the key financial performance metric we use for annual cash incentive awards. Performance with respect to this metric did not exceed our target (budget) for 2012 and as a result the annual cash incentives based on this metric were not awarded to our executive officers for 2012.

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EBITDA, diluted earnings per share and return on equity are the key financial performance metrics for equity-based awards. In determining the amount and type of equity-based awards to grant to each of our executive officers in 2012, the Compensation Committee considered, among other things, our financial performance as measured by these metrics for 2011 on an absolute basis as well as relative to the financial performance of a peer group of companies within our industry. Excluding the non-performance based awards granted to Messrs. Rustand and Wilson upon their employment in 2012, the Compensation Committee allocated more than half of the equity-based compensation granted to the other executive officers in 2012 to performance based restricted stock units. These restricted stock units, if earned based on the Company’s achievement of return on equity targets over a two year period established by the Compensation Committee discussed more fully below, are settled in cash.

In addition, as further discussed below, the Compensation Committee reviewed the analysis conducted by its compensation consultant in determining the compensation packages of our executive officers in 2012. Based on this analysis, the Compensation Committee chose not to increase the Name Executive Officers’ annual base salaries or target bonus opportunity for 2012.

The discussion and analysis that follows includes sections related to:

•	our compensation philosophy;

•	the forms of compensation paid during 2012 to each of our Named Executive Officers;

•	the Compensation Committee’s process for determining Named Executive Officer compensation; and

•	certain determinations made by our Compensation Committee with respect to the various components of our Named Executive Officers’ compensation.

References to “we”, “us” or “our” in this Compensation Discussion and Analysis refer to The Providence Service Corporation and not the Compensation Committee.

Compensation Philosophy

We believe that compensation programs offered to executives should support the achievement of our financial goals and the creation of long-term stockholder value. Accordingly, our guiding compensation principles focus on:

•	attracting and retaining high-performance leaders;

•	aligning the interests of our executives with those of our stockholders;

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linking a meaningful portion of executive compensation to our financial performance and a small portion of their compensation to the achievement of each executives’ personal performance objectives; and

•	awarding a significant portion of compensation based on at-risk opportunity while aligning compensation with stock price performance.

Our compensation program is designed to create a collegial atmosphere that encourages executives to cooperate toward the achievement of short-term and long-term goals that benefit us and stockholders, while at the same time rewarding each executive’s individual contribution to our success. To achieve this objective, the Compensation Committee has established a compensation package consisting of base salary, short-term incentive compensation in the form of an annual cash bonus, and long-term incentive compensation in the form of equity and cash-based awards.

We believe it is appropriate that the Named Executive Officers’ overall compensation package be competitive with the level of compensation provided by a peer group of companies with comparable executives. To achieve this objective, we target salaries and incentive opportunities at competitive levels of our peers based on the best available market data. Compensation opportunities for exceptional business performance are higher, as we may pay above the industry median to motivate, reward and retain performers who significantly exceed our company and individual goals. Additional factors the Compensation Committee takes into consideration in determining an executive’s compensation level include role, tenure, experience, skills and individual performance.

Forms of Compensation Paid to Named Executive Officers

We provide our Named Executive Officers with some or all of the following forms of compensation:

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Base salaries. Base salaries are an important element of compensation and are used to provide a fixed amount of cash compensation during the fiscal year to Named Executive Officers under their employment agreements as direct compensation for their regular services to us. Base salary increases are used to reward superior individual job performance of each Named Executive Officer on a day-to-day basis during the year and to encourage them to continue to perform at their highest levels. The base salaries of our executives are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. The effective date of merit increases in our Named Executive Officers’ base salaries, if granted, is generally January 1st of each year.

Base salaries take into consideration the Compensation Committee’s evaluation of the individual’s performance and level of pay compared to pay levels for similar positions within the Peer Group as defined below. Increases in base salaries are partially based upon individual performance after taking into account the amount we have budgeted for the year for potential merit increases in executive base salaries. They recognize the overall skills, experience and tenure in position of each Named Executive Officer and their responsibilities within, and expected contributions to, our company.

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Performance-Based Cash Bonuses under our Annual Incentive Compensation Program. Annual incentive compensation may be awarded to our Named Executive Officers in the form of cash bonuses. The purpose of such cash bonuses is to provide a direct financial incentive to the executives to achieve our company’s financial goals and their individual goals as measured by criteria and objectives set forth at the beginning of the year. Our Compensation Committee has adopted an annual incentive compensation program, or Annual Incentive Plan, which provides our Named Executive Officers with the opportunity to earn a cash bonus payment based on a targeted percentage of their base salaries if specific pre-determined performance measures are attained. We use these cash bonuses to reward Named Executive Officers for their short-term contributions to our performance, as measured by our ability to achieve specified financial and strategic targets within our overall operating plan, and their ability to achieve individual performance objectives.

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Discretionary Cash Bonuses. In addition to performance-based incentive bonuses earned under our Annual Incentive Plan, the Compensation Committee may also award discretionary cash bonuses to all or certain of the Named Executive Officers based on their individual performance and our overall performance, special or unusual circumstances or for motivation or retention reasons. No discretionary bonuses were awarded to the Named Executive Officers for 2012.

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Equity Grants under our Annual Equity-Based Compensation Program. Annual compensation may be awarded to our Named Executive Officers in the form of equity-based awards including performance restricted stock units settled in cash that are performance based and measured with reference to our achievement of performance criteria established by the Compensation Committee. Each year we use equity grants under our 2006 Long-Term Incentive Plan, or the 2006 Plan, to ensure the focus of our Named Executive Officers on our key long-term financial and strategic objectives and to encourage them to take into account our and our stockholders’ long-term interests through ownership of our Common Stock or securities with value tied to our Common Stock. Our Compensation Committee has adopted an equity-based compensation program, or Equity-Based Program, which provides equity-based awards to our Named Executive Officers under the 2006 Plan based upon comparable levels of equity-based compensation of the Peer Group as defined below. These awards recognize the Named Executive Officers for their contributions to our overall corporate performance and provide a financial incentive to them to achieve our long-term goals. These awards take the form of stock option grants, restricted stock awards and performance restricted stock units settled in cash or stock.

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Discretionary grants of equity compensation. In addition to equity grants under our Equity-Based Program, the Compensation Committee may also determine, on a case-by-case basis, when additional equity grants to Named Executive Officers are warranted due to individual or our overall performance, special or unusual circumstances or for motivation or retention reasons. These awards are also made under our 2006 Plan.

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Post-termination compensation. We offer all our employees, including our Named Executive Officers, the opportunity to participate in our ERISA-qualified 401(k) Plan. All Named Executive Officers are eligible to participate in this 401(k) Plan and to receive a Company match, subject to plan requirements and contribution limits established by the Internal Revenue Service, or IRS. In addition, to further advance our interests and our stockholder’s interests by enhancing our ability to attract and retain certain management, key employees and independent contractors who are in a position to make contributions to our success, we have adopted both a non-qualified deferred compensation plan, or Deferred Compensation Plan, in which our Named Executive Officers, other than Mr. Schwarz, may participate and a deferred compensation Rabbi Trust Plan, in which Mr. Schwarz is entitled to participate. Participants in these plans, each of which is intended to comply with the provisions of Section 409A of the Code, may defer portions of their compensation in order to provide for future retirement and other benefits. Additionally, pursuant to our employment agreements with our Named Executive Officers, each Named Executive Officer is entitled to certain cash payments upon termination of their employment for certain reasons and, other than with respect to Mr. Rustand, upon termination of employment in connection with a change in control. Our Named Executive Officers are also entitled to the acceleration of certain of their equity awards upon a change in control.

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Perquisites and Other benefits. We provide a limited number of perquisites to our Named Executive Officers from time to time to provide them flexibility and increase travel efficiencies, allowing more productive use of their time. We also provide them with certain other benefits, including those generally available to all salaried employees as well as others which are not available to all salaried employees.

Compensation Approval Process

The compensation of our Chief Executive Officer is determined and approved by the Compensation Committee. Our Chief Executive Officer annually reviews the performance of each Named Executive Officer, other than himself, relative to the annual performance goals established for the year. He then makes recommendations to the Compensation Committee with respect to all aspects of the compensation of the other Named Executive Officers, but does not participate in the final deliberations of the Compensation Committee with respect thereto. The Compensation Committee exercises discretion in modifying compensation recommendations relating to the other Named Executive Officers that were made by our Chief Executive Officer and approves all compensation decisions for the Named Executive Officers. Compensation paid to officers (other than our Named Executive Officers) as defined in Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, must also be approved by our Compensation Committee.

Executive Compensation Review Process

Competitive Positioning. In line with our compensation philosophy, the compensation program for our Named Executive Officers that was set by our Compensation Committee for 2012 was comprised of a mix of base salary, annual cash bonuses and long-term incentive compensation in the form of equity-based awards, as well as group medical and other benefits, participation in our Deferred Compensation Plan or Rabbi Trust Plan, as applicable, and 401(k) Plan and/or limited perquisites. In determining the base salary, targeted cash bonus under our Annual Incentive Plan and equity awards under our Equity-Based Program, referred to as “total targeted compensation,” for each of our Named Executive Officers for 2012, the Compensation Committee reviewed compensation levels for comparable executives among our peer companies prepared by a compensation consultant as well as published compensation survey data, recommendations made by our Chief Executive Officer with respect to the other Named Executive Officers, and various other factors specific to the individual executive and then used its discretion to set compensation for individual executive officers, including our Chief Executive Officer, at levels warranted, in its judgment, by external, internal and/or individual circumstances.

The Compensation Committee has the authority under its charter to retain compensation consultants to assist it. In accordance with this authority, in 2011, the Compensation Committee engaged Deloitte Consulting as its compensation consultant to provide information, analyses, and advice regarding matters related to the compensation of our Chief Executive Officer and other Named Executive Officers for 2012.

Deloitte Consulting was engaged by the Compensation Committee to provide expertise and advice on an ongoing basis with regard to our executive compensation practices. These services included competitive pay benchmarking, incentive plan design, analysis of incentive performance measures, peer group selection, updates on trends in executive compensation and such other matters as the Compensation Committee required. Specifically, Deloitte Consulting reviewed the composition of our peer companies noted below, or the Peer Group, and the competitive compensation practices for executive officers. In addition, Deloitte Consulting provided the latest information on regulatory, legislative and corporate governance topics that impact our executive compensation program. Further, Deloitte Consulting provided the Compensation Committee with recommendations for total direct compensation developed by it based upon a comparison of total direct compensation among the Peer Group, published survey sources and of comparable executive positions similar to our executive officers’ positions to achieve the objectives established by the Compensation Committee described above.

For 2012, the Compensation Committee considered the compensation practices of the Peer Group of companies within our industry with respect to each Named Executive Officer in determining such executive’s (a) total compensation potential, (b) his base salary and (c) his combined short-term and long-term incentive compensation. The Compensation Committee believes the total compensation potential awarded to each Named Executive Officer was a reasonable competitive response to the growing employment opportunities for our executives within our industry and as a means to further align our executives’ interest with our and our stockholders’ interests. The companies comprising the Peer Group that the Compensation Committee considered when determining the compensation awarded to our Named Executive Officers for 2012 were:

• Allied Healthcare International, Inc.	• Healthways Inc.

• Almost Family, Inc.	• IPC The Hospitalist Company, Inc.

• Amedisys Inc.	• LHC Group, Inc.

• Assisted Living Concepts Inc.	• Metropolitan Health Networks Inc.

• Capital Senior Living Corp.	• National Healthcare Corp.

• Chemed Corp.	• Skilled Healthcare Group, Inc.

• Continucare Corp.	• Sun Healthcare Group, Inc.

• Emeritus Corp.	• Sunrise Senior Living Inc.

• Five Star Quality Care Inc.	• The Ensign Group, Inc.

• Gentiva Health Services Inc.

These companies are competitors for our business as well as executive talent and are companies of comparable size measured in terms of revenue. Consequently, we are using the same peers for financial and stock price performance comparisons that we use for executive compensation comparisons.

In addition to the Peer Group data compiled by Deloitte Consulting, the Compensation Committee also reviewed published compensation survey data provided by Deloitte Consulting for purposes of evaluating the compensation of our Named Executive Officers. This published compensation survey data represented a broader industry view than the peer group data and also encompassed healthcare services and social services organizations. The Compensation Committee used this market survey data as a means of comparing our executive compensation program as a whole, as well as the pay of individual executives if the jobs were sufficiently similar to make the comparison meaningful, and ensuring that our executive compensation as a whole is appropriately competitive, given our performance and size.

Factors Considered and Reviewed. In performing its duties, the Compensation Committee took into account market survey data provided by Deloitte Consulting, the recommendations of Deloitte Consulting and reviewed compensation data for the Peer Group and comparable executive positions within the Peer Group compiled by Deloitte Consulting, and several other factors in determining the actual compensation of our Named Executive Officers, including that of our Chief Executive Officer, for 2012. These other factors included the financial performance of the Company weighed against the external and internal nature of the factors contributing to those results, the executive’s individual job performance, responsibilities, experience and long-term potential. In addition, the Compensation Committee also considered relative individual tenure in position and relative internal equity among the Named Executive Officers. Ultimately, the Compensation Committee members took into account all of these factors and data and applied their own professional judgment in determining their recommendations and decisions on the total targeted compensation and its components and other compensation for each of our Named Executive Officers for 2012.

As a result of the foregoing consideration and review, the Compensation Committee set total targeted compensation for each of our Named Executive Officers for 2012 to be competitive with the level of compensation provided by the Peer Group to comparable executives by not increasing total targeted compensation.

Each of the components of our Named Executive Officers’ total targeted compensation serves to meet one or more of our compensation objectives and each element of compensation is determined within the parameters established by the Compensation Committee.

The Compensation Committee takes into account the estimated accounting (pro forma expense) and the tax impact of all material changes to the executive compensation program and discusses such matters periodically during the year. Generally, an accounting expense is accrued over the relevant service period for the particular pay element (generally equal to the performance period) and we realize a tax deduction upon the payment to the executive.

Determinations Made Regarding Executive Compensation for 2012

Base Salary. For 2012, the Compensation Committee determined to set the base salary amounts for each executive to be competitive with the Peer Group base salary levels. In determining the base salary amounts for 2012 for each executive, the Compensation Committee also considered the internal comparisons of pay within the executive group as well as each of the executive’s individual job performance and the financial performance of the Company in 2011. The base salaries of our Named Executive Officers for 2012 remained the same as those fixed by the Compensation Committee for 2011 at $770,000, $462,000, $418,000, $407,000 and $407,000 for Messrs. McCusker, Norris, Schwarz, Deitch and Furman. In determining the base salary amounts for each of Messrs. Rustand and Wilson, the Compensation Committee considered the compensation data for the Peer Group and internal comparisons of pay within the executive group. The base salary for Mr. Rustand for 2012 was fixed at $59,500 per month pro-rated for the number of days during the period November 19, 2012 to December 31, 2012. The base salary for Mr. Wilson for 2012 was fixed at $400,000 annually pro-rated for the number of days during the period November 19, 2012 to December 31, 2012.

Annual Incentive Cash Compensation. For 2012, each of the Named Executive Officers (except for Messrs. Rustand and Wilson), was granted an opportunity to earn a portion of the incentive, or performance-based, cash bonus based upon pre-established performance targets under the Annual Incentive Plan. The amount of the potential incentive cash bonus that may have been earned by Mr. McCusker was targeted at 100% of his base salary and the amounts that may have been earned by each of Messrs. Norris, Schwarz, Deitch and Furman were targeted at 75% of his base salary. The maximum potential incentive cash bonus that may have been earned by the Named Executive Officers was 150% of their respective base salaries. Under the Annual Incentive Plan, the potential cash bonus was comprised of an individual performance based incentive equal to 20% of the Named Executive Officers’ respective base salary and a financial performance based incentive equal to the total potential cash bonus amount minus the individual performance based incentive. The individual performance based incentive was subjective and determined based upon non financial performance and the financial performance based incentive was based on our achievement of EBITDA measures, in each case, established for such purpose at the beginning of the year.

The Compensation Committee believes the Annual Incentive Plan provides a reasonable incentive to our executives to achieve and exceed strategic objectives and financial performance targets established by the Board and that it further aligns the interests of our Named Executive Officers with our and our stockholders’ interests and enhances stockholder value.

With respect to the individual performance based incentive, Messrs. McCusker, Norris, Schwarz, Deitch and Furman received one fourth of the incentive for 2012 in each of the first two quarters of 2012 totaling $77,000, $46,200, $41,800, $40,700 and $40,700, respectively. They received no additional individual incentive payments for the third and fourth quarters of 2012.

With respect to the financial performance portion of the Annual Incentive Plan, the Compensation Committee approved the use of EBITDA related measures for purposes of determining award amounts for 2012 with 50%, 75% (100% for our Chief Executive Officer) and 150% payouts as a percentage of each Named Executive Officer’s base salary at Threshold, Target and Maximum levels of performance, respectively. The Threshold, Target and Maximum payout percentages noted above include the individual performance portion of the total annual incentive cash compensation. The following table sets forth the financial performance goals for the Threshold, Target and Maximum levels of performance.

	Threshold	Target	Maximum
Actual 2012 EBITDA	Equals budgeted 2012 EBITDA of $54.1 million	Exceeds budgeted 2012 EBITDA by 10%	Exceeds budgeted 2012 EBITDA by 20% or more

The budgeted EBITDA for 2012 was determined by the various divisional executive directors and executive management and approved by the Board. If actual EBITDA falls between the Threshold and Target levels or between the Target and Maximum levels, the payout amount is determined by linear interpolation on the determination date. Performance below the Threshold level results in no incentive cash compensation on the determination date under the financial performance based incentive. Payment of any cash bonus under the financial performance based incentive is paid only to the extent the EBITDA targets are attained after expensing all compensation.

For 2012, our actual EBITDA did not exceed our budgeted EBITDA (as noted above). As such, the financial performance based incentive of the Annual Incentive Plan for 2012 was not awarded to any of our Named Executive Officers.

Equity-Based Compensation.

Annual Equity-Based Compensation Program. In determining the amount of equity-based compensation to award each executive, the Compensation Committee considers the prior year’s financial performance, our stock price performance relative to the performance of the Peer Group and each of the executive officer’s annual compensation relative to the annual compensation of similar executives of the Peer Group.

Under the Equity-Based Program for 2012, each of the Named Executive Officers (except for Messrs. Rustand and Wilson) received, upon approval by the Compensation Committee, equity-based awards under the 2006 Plan equal in value to approximately $1.1 million, $531,000 and $481,000 for Messrs. McCusker, Norris and Schwarz and $366,000 for each of Messrs. Deitch and Furman, respectively, on January 13, 2012. The equity-based awards consisted of the number of shares of restricted stock and number of cash settled performance restricted stock units, or PRSUs, as set forth in the table below.

	Restricted
Executive	Stock	PRSUs
McCusker	28,998	43,497
Norris	14,292	21,438
Schwarz	12,931	19,396
Deitch	9,853	14,780
Furman	9,853	14,780

Total	75,927	113,891

Of the total number of shares granted to the Named Executive Officers under the Equity-Based Program for 2012, the restricted stock and performance restricted stock units each represented 40% and 60%, respectively. The restricted stock will vest in three equal annual installments on the first, second and third anniversaries of the date of grant, provided that the recipient is employed by us on each vesting date.

The PRSUs are subject to the following performance-based grant conditions.

The number of PRSUs eligible to be settled in cash will be based on the achievement of return on equity (determined by the quotient resulting from dividing our audited consolidated net income for the performance period by our average stockholders’ equity), or ROE, targets established by the Compensation Committee for the performance periods described below. Payment of the award, if earned, will be divided into two tranches (each tranche representing half of the total number of PRSUs set forth in the table above opposite each executive) corresponding to the required performance period where the first tranche will be paid on or between March 1, 2014 and March 15, 2014 based on the ROE level achieved by the Company for the period beginning January 1, 2012 and ending December 31, 2013. The second tranche will be paid on or between March 1, 2015 and March 15, 2015 based on the ROE level achieved by the Company for the period beginning January 1, 2012 and ending December 31, 2014. In both cases, the Compensation Committee will certify in writing the ROE level achieved for the performance periods on March 1, 2014 related to the first tranche and March 1, 2015 related to the second tranche, or as soon thereafter as the Compensation Committee is provided with our audited financials, but in no event in either case later than March 15, 2014 and 2015, respectively (such date referred to as the Settlement Date). In addition, such certification will occur immediately prior to each of the respective cash settlements. The following are the payout percentages for the ROE target levels set by the Compensation Committee.

•	50% of each tranche of the PRSUs will be awarded if we achieve an ROE equal to or greater than 14%, or Threshold, for the respective performance period; and,

•	100% of each tranche of the PRSUs will be awarded if we achieve an ROE equal to or greater than 18%, or Target, for the respective performance period.

If our ROE falls between the Threshold and Target levels, the payout amount will be determined by linear interpolation on the Settlement Date.

If the Threshold or Target payout level is achieved, then the amount of the award will be determined by multiplying the number of PRSUs corresponding to the ROE level achieved by the fair market value (at closing market price) of our common stock on the Settlement Date. Vesting criteria for PRSU awards require employment with the company throughout each performance period through and including December 31, 2013 and December 31, 2014, respectively, as well as achievement of the performance goal for each of the two respective tranches.

In addition, in the event of a change in control (as defined in the 2006 Plan) of our company during any performance period, the PRSUs will be deemed earned by each executive and settled in cash at the Target level established by the Committee and paid to the executive within the number of days set forth in the Form of Performance Restricted Stock Unit Agreement.

A significant portion of equity-based compensation for 2012 was awarded to the Named Executive Officers based on our financial performance for 2011, measured in terms of EBITDA, return on equity and total stockholder return on an absolute basis as well as compared to the financial performance of the Peer Group. The Compensation Committee also considered the longer term retention and incentive benefits provided by the stock options, restricted stock and PRSUs in determining the amount of equity-based compensation to award in 2012.

Messrs. Rustand and Wilson received 22,500 options and 60,000 options, respectively, to purchase shares of Common Stock on November 21, 2012 in connection with their appointment as our Interim Chief Executive Officer and new Chief Financial Officer on November 19, 2012. The options have terms of five years with an exercise price equal to the fair market value per share of Common Stock on the date of grant. Mr. Rustand’s options will vest at the end of his current term as director in 2014. Mr. Wilson’s options will vest 50% on December 31, 2013 and 50% on December 31, 2014.

Discretionary Equity-Based Compensation. On March 22, 2012 the Compensation Committee awarded additional restricted stock to Mr. Schwarz under the 2006 Plan equal in value to approximately $387,500. This discretionary award was made in connection with awards of restricted stock to other key employees of our non-emergency transportation management services segment in recognition of their tremendous efforts in protecting and extending our market share against a backdrop of considerable state budget pressure and competitive landscape in 2011.

Policy Regarding the Timing of Equity Award Grants. The Compensation Committee makes its decisions regarding the number of stock options, shares of restricted stock and PRSUs to be awarded to the Named Executive Officers without regard to the effects that the release of our financial results might have on our stock price. Moreover, the exercise price of the options granted and the value of the restricted, unrestricted stock and/or PRSUs awarded are not known until after the close of regular trading on NASDAQ on the day the Compensation Committee meets, as the exercise price per share for option grants and the per share value of the stock and PRSU awards are equal to the closing market price of our Common Stock on the date of grant.

In addition to the annual grants of stock options and restricted stock that typically are made in the first six months of each year to the non-employee members of the Board and the Named Executive Officers (and other executive officers throughout the year), such equity awards may be granted at other times during the year to new hires and employees receiving a promotion and in other special circumstances. Our policy is that only the Compensation Committee may make such grants to persons subject to the reporting requirements of Section 16 under the Exchange Act, or Section 16 Officers.

Post-Retirement Compensation.

401(k) Plans. Prior to January 1, 2012, we offered two ERISA-qualified 401(k) Plans to our employees. Effective January 1, 2012, the 401(k) Plans were combined into one 401(k) Plan. All Named Executive Officers are eligible to participate in our 401(k) Plan and to receive a company match, subject to plan requirements and contribution limits established by the IRS. We provide matching contributions under our plan for participants of our social services operating segment equal to 10% of participant elective contributions up to a maximum amount of $400. At the end of each plan year, we could also make a contribution on a discretionary basis on behalf of participants who have made elective contributions for the plan year. In 2012, we contributed $400 on behalf of each of Messrs. Norris, Schwarz, Deitch and Furman. Messrs. McCusker, Rustand and Wilson elected not to participate in our 401(k) plan.

Deferred Compensation. All of our Named Executive Officers, other than Mr. Schwarz, are eligible to participate in our Deferred Compensation Plan, which was put in place to compensate for the inability of certain of our highly compensated employees to take full advantage of our 401(k) plan. Participants in this plan may defer up to 100% of their base salary, service and performance based bonuses, commissions or Form 1099 compensation in order to provide for future retirement and other benefits. In addition, pursuant to the terms of the Deferred Compensation Plan, we may make discretionary credits to participants’ deferred compensation accounts. Participants are fully vested immediately in all amounts deferred by them and any discretionary credits made by us to their deferred compensation account. We may make additional other credits to the Participant’s deferred compensation account for which the vesting will be determined at the time of grant. Participants may select from several fund choices and their deferred compensation account increases or decreases in value in accordance with the performance of the funds selected. A participant may receive a distribution from the plan upon a qualifying distribution event such as separation from service, disability, death, change in control or an unforeseeable emergency, all as defined in the plan. Distributions from the Deferred Compensation Plan are made in cash upon a qualifying distribution event. Distributions from the Deferred Compensation Plan may, as determined by the participant at the time permitted under the Deferred Compensation Plan, be made in a lump sum, annual installments or a combination of both. The Deferred Compensation Plan is intended to be an unfunded plan administered and maintained by us primarily for the purpose of providing deferred compensation benefits to participants.

As of December 31, 2012, none of our Named Executive Officers has elected to participate in our Deferred Compensation Plan.

Under the Rabbi Trust Plan, which was established for highly compensated employees of our NET Services operating segment, participants may defer up to 10% of their base salary and all or a portion of their annual bonus. The amount of compensation to be deferred by each participant will be credited to the participant’s account and the value of the participant’s account will be determined in accordance with the Rabbi Trust Plan. The committee administering the Rabbi Trust Plan determines which investment alternatives are available under the Rabbi Trust Plan. If the committee designates more than one investment alternative to measure the value of each account, a participant is required to select one or more investment alternatives to calculate the adjustments to be credited or debited to his or her account. A participant may receive a distribution from the plan upon the occurrence of certain distribution events such as disability, death, retirement or termination of employment, all as defined in the Rabbi Trust Plan. Payment of distribution, other than in connection with death or termination of employment prior to retirement, will be made in cash in either a lump sum or annually up to 10 years as selected by the participant. If a participant does not make an election, the distribution will be payable annually over three years. In the event of death prior to retirement or termination of employment, with or without cause, the distribution will be made in one lump sum payment. The Rabbi Trust Plan is unfunded and benefits are paid from our general assets under the Rabbi Trust Plan.

Mr. Schwarz is eligible to participate in our Rabbi Trust Plan, but as of December 31, 2012, he was not a participant in this plan.

Change in Control and Severance Arrangements.

We have entered into employment agreements with each of our Named Executive Officers, other than Messrs. Rustand and Wilson, which are described elsewhere in this proxy statement’s “Executive Compensation” section under the subheading “— Employment Agreements with the Named Executive Officers other than Warren S. Rustand and Robert E. Wilson.” The following discussion describes the change in control provisions and severance arrangements of the employment agreements with the Named Executive Officers other than Messrs. Rustand and Wilson. Under these employment agreements, each Named Executive Officer is entitled to a severance payment upon the termination of his employment under certain circumstances and to a payment upon a change in control.

Each Named Executive Officer is eligible to receive a severance benefit in the event the executive is terminated by us without “Cause” or by the executive officer for “Good Reason” (each as defined in the executive’s employment agreement), or if the employment agreement is not extended or a new employment agreement is not entered into upon the expiration of the employment agreement. The severance benefit to which the executive will be entitled following such termination will be equal to one and one half times the executive officer’s base salary then in effect; provided that prior to the date on which such benefit is paid the executive executes a general release in favor of us. In connection with the retirement of Messrs. McCusker and Deitch in 2012, as previously disclosed, the Company entered into agreements with each of them providing that their cessation of employment would, in each case, be treated as a “termination without cause” and each executive was entitled to a lump sum payment in an amount equal to 150% of his then current base salary, subject to execution of a general release in favor of the Company.

Certain payment provisions of the employment agreements are also triggered by a “Change in Control,” which is defined in the employment agreements and an ensuing negative employment event. See “Estimated Payments Upon Termination or a Change in Control – Change in Control Payments.” In the case of a Change in Control, other than Messrs. Rustand and Wilson, the benefit (which will not include an excise tax gross-up) payable to each Named Executive Officer would be calculated as follows:

Named Executive Officer	Multiple of the average of the executive’s annual W-2 compensation from us for the most recent five taxable years ending before the date on which the Change in Control occurs
Craig A. Norris	Two times
Herman M. Schwarz	Two times
Fred D. Furman	Two times

The Compensation Committee considered certain legal and tax provisions, fairness to stockholders, tenure of each executive officer and general corporate practice to select the events that would have triggered payments under the employment agreements noted above. Potential payments to executives upon the occurrence of the events noted above did not impact the Compensation Committee’s decisions regarding other compensation elements.

In connection with his appointment as Interim Chief Executive Officer in November 2012, the Company entered into a letter agreement with Mr. Rustand. The letter agreement provides that Mr. Rustand will be entitled to a salary of $59,500 per month through June 30, 2013 in the event he is terminated without cause or he resigns with good reason prior to that time. For purposes of his letter agreement, the terms cause and good reason are to be defined in a similar fashion as set forth in other current agreements with Named Executive Officers.

In connection with his appointment as Chief Financial Officer in November 2012, the Company entered into a letter agreement with Mr. Wilson. The letter agreement provides that Mr. Wilson will be entitled to receive his monthly base salary through December 31, 2014 in the event he is terminated without cause or he resigns with good reason prior to that time. If Mr. Wilson is terminated without cause or he resigns with good reason in connection with or following a change in control, Mr. Wilson will be entitled to (i) the greater of his base compensation through December 31, 2014 or 50% of the annualized amount if his base compensation and (ii) a pro-rata portion of his bonus, assuming the Company’s achievement of specified EBITDA milestones. For purposes of his letter agreement, the terms cause and good reason are to be defined in a similar fashion as set forth in other current agreements with Named Executive Officers.

Other Benefits and Perquisites.

During 2012, our Named Executive Officers received, to varying degrees, a limited amount of other benefits, including certain group life, health, medical and other non-cash benefits generally available to all salaried employees. In addition, we also pay for the premiums of certain health and dental benefits for their families and additional disability and life insurance premiums on their behalf, which are not available to all salaried employees. We also provide certain perquisites to our Named Executive Officers, primarily relating to travel. More detail on these benefits and perquisites may be found elsewhere in this proxy statement’s “Executive Compensation” section in the table footnotes under the heading “—Summary Compensation Table.”

Discussion of 2012 Compensation for Our Chief Executive Officer

In determining the compensation for Mr. McCusker, our former Chief Executive Officer, the Compensation Committee considered his historical compensation arrangements, compensation levels of Chief Executive Officers of other social services companies and the compensation levels of the Chief Executive Officers of our peers. For 2012, the Compensation Committee made the determination of Mr. McCusker’s total targeted compensation based on his contributions in furtherance of our and our stockholders’ interests and level of responsibility and the Compensation Committee’s intent of setting total targeted compensation for Mr. McCusker to be competitive with that of the Peer Group for comparable positions.

Mr. McCusker’s base salary for 2012 was set at $770,000, which was unchanged from the previous year and was competitive with the Peer Group for chief executive officer positions and reflected the Compensation Committee’s assessment of his individual job performance and the Company’s financial performance in 2011.

In January 2012, the Compensation Committee awarded Mr. McCusker equity-based compensation in the amount of approximately $1.1 million under the Equity-Based Program consisting of an award of 28,998 shares of restricted stock and 43,497 PRSUs that, if earned, would be settled in cash. The restricted stock would have vested in three equal annual installments commencing one year from the date of grant, provided that Mr. McCusker would be employed by us on each vesting date. Mr. McCusker retired from the Company in 2012, which resulted in the forfeiture of two thirds of the restricted stock award granted to him in 2012. In addition, Mr. McCusker forfeited all of the PRSUs granted to him in 2012 due his departure before the end of the requisite performance period.

Typically, the Compensation Committee awards equity-based compensation each year based in part on the Company’s prior year financial performance. For 2012, the Compensation Committee considered Mr. McCusker’s efforts to successfully manage the Company through the ongoing economic downturn and the Company’s overall financial performance for 2011 in determining the amount and type of equity-based compensation to award Mr. McCusker.

For 2012, Mr. McCusker was awarded one quarter of the individual performance-based portion of his incentive cash bonus under the Annual Incentive Plan in equal installments for the first two quarters of 2012 based upon the Compensation Committee’s quarterly assessment of Mr. McCusker’s individual performance for those periods equal to $77,000. The Compensation Committee determined that our actual financial performance for 2012 did not exceed our budgeted performance for 2012 and, thus, no award was made to Mr. McCusker under the financial performance based portion of the Annual Incentive Plan for 2012.

Discussion of 2012 Compensation for Our Interim Chief Executive Officer

We entered into a letter agreement with Mr. Rustand on November 19, 2012 in connection with his appointment as our Interim Chief Executive Officer. Mr. Rustand received a base salary equal to $59,500 per month pro-rated for the period November 19, 2012 to December 31, 2012, or $89,250. In determining the base salary amount for Mr. Rustand, the Compensation Committee considered the compensation data for the Peer Group and internal comparisons of pay within the executive group. In addition, Mr. Rustand was granted an option to purchase 22,500 shares of Common Stock under the 2006 Plan on November 21, 2012 with an exercise price equal to $12.59 per share on the date of grant that will vest at the end of his current term as a member of the Board in 2014. The Compensation Committee considered our key long-term financial and strategic objectives and our stockholders’ long-term interests in determining the amount of equity incentive compensation to award Mr. Rustand.

Compensation Decisions for Fiscal Year 2013

In March 2013, the Compensation Committee approved the pay for performance compensation plan for the Named Executive Officers for fiscal year 2013, which has features designed, with input from Deloitte Consulting, as the Committee’s outside consultant, to compensate the Company’s executives for financial performance focusing on return on equity, as well as actual performance compared to budgeted performance. For 2013, the Committee decreased Mr. Norris’ annual base salary by 6% to $432,000 and increased Mr. Schwarz’s annual base salary by 3% to $432,000. These adjustments in base salary were designed to realign Mr. Norris’ fixed cash compensation with the competitive range of the peer group reviewed and with respect to Mr. Schwarz to promote internal equity. The base salaries for Mr. Rustand, Wilson and Furman were not changed. The Compensation Committee again approved an annual incentive cash compensation bonus plan similar to that maintained for fiscal 2012. Under the 2013 cash bonus program, executives will be entitled to awards based on corporate performance measures. The Committee chose to tie the Named Executive Officers eligibility to earn cash bonuses to the Company’s corporate financial performance as a whole and approved the use of EBITDA as the applicable measure. The amount of potential incentive cash bonus that may be earned by each of Messrs. Norris, Schwarz and Furman is targeted to 75% of their respective base salaries. Further, they are each entitled to earn an additional bonus of up to 25% of their respective base salaries by sharing 20% of the amount, if any, by which EBITDA of the Company exceeds the EBITDA target set by the Committee, after expensing all compensation. Any such excess amount available will be distributed prorata among these Named Executive Officers and one other employee participating in the plan. Messrs. Rustand and Wilson do not participate in this annual cash bonus plan. Their bonus eligibility will continue to be defined by the letter agreements entered into with them in 2012.

As previously disclosed by the Company, in March 2013, the Committee also awarded time vested restricted stock (representing 20% of the equity based compensation based on the number of shares awarded) and stock settled performance restricted stock units (representing 80% of the equity based compensation based on the number of shares awarded) to Messrs. Norris, Schwarz and Furman. The restricted stock will vest in three equal annual installments on the first, second and third anniversaries of the date of grant, provided that the recipient is employed by the Company on each vesting date. Vesting of the performance restricted stock units and their settlement in stock will depend on achievement of targeted return on equity for a performance period beginning January 1, 2013 and ending December 31, 2015.

Stock Ownership Guidelines for Named Executive Officers

On January 13, 2012, the Compensation Committee amended the stock ownership guidelines for our Named Executive Officers. We believe that promoting stock ownership aligns the interests of our Named Executive Officers with those of our stockholders and provides strong motivation to build stockholder value. Under the amended stock ownership guidelines, our Chief Executive Officer is expected to own shares of our Common Stock with a value equal to three times his annual base salary and each of our other Named Executive Officers are expected to own shares of our Common Stock with a value equal to two times their respective annual base salaries.

Pursuant to the amended stock ownership guidelines, the following will count towards meeting the required holding level:

•	Shares held directly or indirectly;

•	Any restricted stock or stock units held under our Equity-Based Program (whether vested or unvested);

•	Shares owned jointly with or in trust for, their immediate family members residing in the same household; and,

•	Shares held through our Deferred Compensation Plan or Rabbi Trust Plan.

Compliance with the established holding level requirement as determined under the amended guidelines is required by December 31, 2014. Once the ownership requirement has been achieved, the executive officers are free to sell shares of our Common Stock above the required holding level. In determining whether the executive meets the required holding level, the stock ownership guidelines were amended to require use of the grant date fair value for such purpose. In the event a Named Executive Officer does not achieve his holding level set forth above or thereafter sells shares of our Common Stock in violation of the stock ownership guidelines, the Board will consider all relevant facts and take such actions as it deems appropriate under the circumstances.

Hedging and Pledging Prohibition

We have a policy that prohibits employees and the Board from engaging in any hedging or monetization transactions, or other financial arrangements that establish a short position in our Common Stock or otherwise are designed to hedge or offset a decrease in market value. In addition, we have a policy that prohibits our executive officers and the Board from pledging our Common Stock as collateral for a loan or for a margin account.

Policy on Restitution

It is the Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive.

Limitations on Compensation Tax Deduction

Under Section 162(m) of the Code, we may not take a tax deduction for compensation paid to any Named Executive Officer (other than our Chief Financial Officer) that exceeds $1 million in any year unless the compensation is “performance-based.” While the Compensation Committee endeavors to structure compensation so that we may take a tax deduction, it does not have a policy requiring that all compensation must be deductible and it may, from time to time, authorize compensation that is not tax deductible.

Compensation Committee Report

The Compensation Committee of the Board operates under a written charter and is comprised entirely of directors meeting the independence requirements of NASDAQ listing requirements. The Board established this committee to discharge the Board’s responsibilities relating to compensation of our Chief Executive Officer and each of our other executive officers. The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the Chief Executive Officer and other executive officers.

The Compensation Committee has reviewed and discussed with Providence’s management the preceding section in this proxy statement entitled “Executive Compensation —Compensation Discussion and Analysis.” Based on this review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2013 Proxy Statement.

Compensation Committee

Richard A. Kerley (Chairperson)	Kristi L. Meints	Christopher S. Shackelton

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid by us for services rendered in all capacities to us and our subsidiaries during the fiscal years ended December 31, 2010, 2011 and 2012 to our Named Executive Officers, which group is comprised of (1) each person serving during fiscal year 2012 as our Chief Executive Officer, (2) each person serving during fiscal year 2012 as our Chief Financial Officer and (3) each of our three other most highly compensated executive officers whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2012:

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	(1) ($)	($)	(2)(3) ($)	(4) ($)	(5) ($)	(6)(7)(8) ($)
Warren S. Rustand	2012	89,250	—	—	159,827	—	2,370
Interim Chief Executive Officer
Fletcher Jay McCusker	2012	770,000	—	796,653	—	77,000	1,323,961
Former Chairman and Chief	2011	770,000	—	1,199,600	232,482	154,000	70,689
Executive Officer	2010	700,000	—	361,609	767,951	1,050,000	64,359
Craig A. Norris	2012	462,000	—	392,640	—	46,200	31,065
Chief Executive Officer of	2011	462,000	—	488,760	139,489	92,400	31,146
Social Services	2010	420,000	—	93,412	383,976	630,000	31,076
Herman M. Schwarz	2012	418,000	—	742,745	—	41,800	22,443
Chief Executive Officer of	2011	418,000	—	429,960	139,489	83,600	23,714
LogistiCare Solutions, LLC,	2010	377,308	—	60,274	383,976	570,000	24,504
our wholly-owned subsidiary
Robert E. Wilson	2012	50,000	—	—	410,691	—	3,922
Chief Financial Officer
Michael N. Deitch	2012	407,000	—	270,693	—	40,700	681,780
Former Chief Financial Officer	2011	407,000	—	313,510	139,489	81,400	47,887
	2010	370,000	—	60,274	383,976	555,000	39,344
Fred D. Furman	2012	407,000	—	270,693	—	40,700	70,075
Executive Vice President	2011	407,000	—	313,510	139,489	81,400	71,320

(1)	Includes amounts contributed to our 401(k) Plan.
(2)

This column shows the aggregate grant date fair value of the restricted stock awarded in 2012, 2011 and 2010 and PRSUs awarded in 2011 in accordance with FASB ASC 718. Additional information regarding the size of the awards is set forth in the notes to the “Grants of Plan Based Awards” and “Outstanding Equity Awards” tables. The grant date fair values have been determined based on the assumptions set forth in our Annual Reports on Form 10-K for the years ended December 31, 2010, 2011 and 2012 (Note 11, Stock-Based Compensation Arrangements and Note 12, Performance Restricted Stock Units). Each of the Named Executive Officers were awarded the number of PRSUs corresponding to the ROE level achieved by us for 2011 equal to 17.13%, which was between the Threshold and Maximum levels established by the Compensation Committee. The units awarded to each of Messrs. McCusker, Norris, Schwarz, Deitch and Furman were settled in cash on March 12, 2012 (the settlement date for these awards) in the amount of $844,902, $292,272, $236,841, $127,659 and $127,659, respectively. Payment of the award was equally divided into three tranches corresponding to the required vesting period (described below) where the first tranche was paid on March 12, 2012. The second tranche was paid on March 15, 2013 and the third tranche will be paid to vested participants on the second anniversary of the settlement date of these awards. Vesting criteria for PRSU awards require employment with the Company throughout the Performance Period as well as achievement of the performance goal, and employment up through each applicable service vesting date which the final vesting date will be December 31, 2013 for the third tranche.
(3)	In addition to the amounts disclosed in note (2) above, each of the Named Executive Officers (except for Messrs. Rustand and Wilson) were granted a number of PRSUs in 2012 subject to performance conditions all as set forth earlier in this Executive Compensation section under the heading entitled “Compensation Discussion and Analysis — Determinations Made Regarding Executive Compensation for 2012–Equity-Based Compensation.” The amounts included in this column for the PRSUs granted in 2012 are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718. No compensation expense was recorded in 2012 for these awards. The grant date fair value of the PRSU award granted to each of Messrs. McCusker, Norris, Schwarz, Deitch and Furman assuming the maximum level of performance will be achieved totaled approximately $646,800, $318,783, $288,419, $219,779 and $219,779.
(4)	This column reflects the aggregate grant date fair value of options awarded in 2012, 2011 and 2010 in accordance with FASB ASC 718. Additional information regarding the size of the awards is set forth in the notes to the “Grants of Plan Based Awards” and “Outstanding Equity Awards” tables. The grant date fair values have been determined based on the assumptions set forth in our Annual Reports on Form 10-K for the years ended December 31, 2010, 2011 and 2012 under the notes indicated above in note (2).
(5)	The amounts in this column reflect cash incentive awards made to the Named Executive Officers under the Annual Incentive Plan for 2012, 2011 and 2010. Each of the Named Executive Officers (except for Messrs. Rustand and Wilson) earned the individual portion of the annual incentive amount equal to 20% of their 2012 base salaries for the first and second quarters of 2012. As such, Messrs. McCusker, Norris, Schwarz, Deitch and Furman earned and received $77,000, $46,200, $41,800, $40,700, and $40,700, respectively, in 2012.
(6)	We provide the Named Executive Officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees, which are included in this column. For Messrs. McCusker, Norris, Schwarz, Deitch and Furman, we also paid for the premiums of certain health and dental benefits for their families and additional disability and life insurance for each Named Executive Officer, which are not available to all salaried employees and are included in this column. For 2012, the amounts in this column include the following:

•

We paid health, dental, life and disability insurance premiums on behalf of Messrs. Rustand, McCusker, Norris, Schwarz, Wilson, Deitch and Furman in the following amounts, respectively: $2,370, $22,410, 20,515, $12,043, $1,955, $23,619 and $17,985.

•	Matching contributions by us under our retirement savings plan were made on behalf of Messrs. Norris, Schwarz, Deitch and Furman in the amount of $400 each.

•

We paid insurance premiums under two insurance plans that we provided for Mr. McCusker with aggregate coverage of up to $2.2 million. We paid $28,551 in aggregate premiums on these policies on behalf of Mr. McCusker in 2012. In addition, we paid insurance premiums under separate insurance plans we provided for Messrs. Deitch and Furman with coverage of up to $900,000 and $810,000, respectively. We paid premiums on these policies on behalf of Messrs. Deitch and Furman in the amounts of $1,631 and $8,371, respectively, in 2012.

•

We bear the cost of a wellness program established by the Compensation Committee to assist the Named Executive Officers in maintaining their health. We pay up to $10,000 per executive under this program which provides a comprehensive evaluation emphasizing all aspects of preventive care by physicians on an annual basis. All of the Named Executive Officers (except for Messrs. Rustand and Wilson) participated in this program during 2012.

(7)	In addition to amounts disclosed in note (6) above, this column also includes the incremental value of perquisites for the Named Executive Officers detailed in the following table.

		Car	Company
		Usage	Apartment	Travel	Other
	Year	(a) ($)	(b) ($)	( c) ($)	(d) ($)	Total ($)
Craig A. Norris	2012	—	—	—	150	150
Chief Executive Officer of
Social Services
Robert E. Wilson	2012	—	—	1,967	—	1,967
Executive Vice President and
Chief Financial Officer
Michael N. Deitch	2012	12,049	—	—	550	12,599
Former Chief Financial Officer
Fred D. Furman	2012	—	18,628	14,441	250	33,319
Executive Vice President and General Counsel

(a)	Includes a portion of the annual car lease and all fuel and maintenance costs attributable to personal use.
(b)	Mr. Furman resides and works outside of Arizona, but regularly commutes to our headquarters in Arizona. Included in All Other Compensation for Mr. Furman for the year ended December 31, 2012 were payments for expenses related to the cost to maintain an apartment for Mr. Furman when he works at our headquarters. We value this benefit based on the actual cost incurred to maintain an apartment for Mr. Furman in Arizona.
(c)	For the year ended December 31, 2012, we paid $1,967 and $14,441 for transportation and other travel related expenses for Messrs. Wilson and Furman, respectively, to commute to the corporate office. We value this benefit based on the actual cost incurred for Messrs. Wilson and Furman to commute from their respective primary residencies to our corporate office.
(d)	Amounts in this column represent a per diem allowance of $50 per day to the Named Executive Officers while they are traveling for business purposes.

(8)	In addition to amounts disclosed in notes (6) and (7) above, this column also includes payments for severance and other benefits paid to Messrs. McCusker and Deitch related to their departure in November 2012 as set forth below.

		Corporate	Company
	Severance	Plane	Car
	(a)	(b)	( c)	Total ($)
Fletcher Jay McCusker	1,155,000	108,000	—	1,263,000
Former Chairman and Chief
Executive Officer
Michael N. Deitch	610,500	—	23,031	633,531
Former Chief Financial Officer

(a)	Pursuant to their respective amended employment agreements dated May 17, 2011, each of Messrs. McCusker and Deitch received severance payments equal to one and one half times their base salary upon executing a general release in favor of us on November 19, 2012.

(b)	The Company was using a private plane operated by Las Montanas Aviation, LLC for approved business travel purposes on an as needed basis. Las Montanas Aviation, LLC is owned by Mr. McCusker. The Company prepaid the fee for use of the plane in 2013 in the amount of $108,000 in September 2012. We do not intend to use the plane in 2013 and Las Montanas Aviation, LLC was not required to return the fee prepaid by the Company for 2013.
(c)	Mr. Deitch was provided a car for personal use by the Company as described in note 7 above. The car was transferred to Mr. Deitch subsequent to his departure from the Company in 2012. The amount included in this column represents the fair market value of the car at the time of transfer.

Grants of Plan Based Awards Table

The following Grants of Plan Based Awards table provides additional information about stock and option awards and non-equity incentive plan awards granted to the Named Executive Officers during the year ended December 31, 2012. The compensation plans under which the grants in the following table were made are described under the subheadings entitled “Determinations Made Regarding Executive Compensation for 2012—Annual Incentive Cash Compensation” and “Determinations Made Regarding Executive Compensation for 2012—Equity-Based Compensation” in the Compensation Discussion and Analysis section:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Warren S. Rustand
	11/21/12	—	—	—	—	—	—	—	22,500	12.59	159,827
Fletcher Jay McCusker
	(1)	385,000	770,000	1,155,000	—	—	—	—	—	—	—
	1/13/12	—	—	—	21,748	—	43,497	—	—	—	365,453
	1/13/12	—	—	—	—	—	—	28,998	—	—	431,200
Craig A. Norris
	(1)	231,000	346,500	693,000	—	—	—	—	—	—	—
	1/13/12	—	—	—	10,719	—	21,438	—	—	—	180,118
	1/13/12	—	—	—	—	—	—	14,292	—	—	212,522
Herman M. Schwarz
	(1)	209,000	313,500	627,000	—	—	—	—	—	—	—
	1/13/12	—	—	—	9,698	—	19,396	—	—	—	162,961
	1/13/12	—	—	—	—	—	—	12,931	—	—	192,284
	3/22/12	—	—	—	—	—	—	25,000	—	—	387,500
Robert E. Wilson
	11/21/12	—	—	—	—	—	—	—	60,000	12.59	410,691
Michael N. Deitch
	(1)	203,500	305,250	610,500	—	—	—	—	—	—	—
	1/13/12	—	—	—	7,390	—	14,780	—	—	—	124,179
	1/13/12	—	—	—	—	—	—	9,853	—	—	146,514
Fred D. Furman
	(1)	203,500	305,250	610,500	—	—	—	—	—	—	—
	1/13/12	—	—	—	7,390	—	14,780	—	—	—	124,179
	1/13/12	—	—	—	—	—	—	9,853	—	—	146,514

(1)	Amounts represent the threshold (minimum amount payable if the individual performance criteria for the fiscal year is met), target (payment made if the individual performance and EBITDA criteria are met for the fiscal year) and maximum payouts (payment made if the individual performance criteria is met and the EBITDA criteria is exceeded for the fiscal year) under the Annual Incentive Plan for 2012. The actual amounts earned by the Named Executive Officers in 2012 under the Annual Incentive Plan are set forth under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	Amounts represent the Threshold and Maximum number of units eligible to be earned related to the PRSUs granted to each of the Named Executive Officers in 2012. The units can only be settled in cash. The grant date fair value of the award is consistent with estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718.
(3)	The number of shares shown in these columns represents equity-based awards made to the Named Executive Officers for 2012 under the Equity-Based Program. The grant date fair value of each of these awards was calculated in accordance with the provisions of FASB ASC 718.

Employment Agreements with the Named Executive Officers other than Warren S. Rustand and Robert E. Wilson

The following discussion and the discussion under the subheading below entitled “—Estimated Benefits Upon Termination or a Change in Control.” describe certain terms of the employment agreements with the Named Executive Officers other than Messrs. Rustand and Wilson. The discussion of the agreements with Messrs. Rustand and Wilson is set forth below under the subheading entitled “—Letter Agreements with Warren S. Rustand and Robert E. Wilson.”

On May 17, 2011, we entered into an employment agreement with Mr. Schwarz and we entered into amended and restated employment agreements with each of the other Named Executive Officers in order to make the terms of their then existing employment agreements consistent with those of the employment agreement with Mr. Schwarz, collectively referred to as the Employment Agreements. The employment agreement with Mr. Schwarz commenced upon the expiration of the then existing employment agreement with him on December 6, 2011 and expires concurrently with the amended and restated employment agreements with the other Named Executive Officers on March 22, 2014.

The Employment Agreements are three year agreements (except for the agreement with Mr. Schwarz as noted above) with no automatic renewal. Among other things, the Employment Agreements include provisions for compensation and benefits (including term life insurance maintained by Providence for their benefit) for each executive officer and restrictive covenants as well as severance in the event of termination of employment under certain circumstances and a payment in the event of a change in control (defined below). Details with respect to the severance and change in control provisions are set forth below under the subheading entitled “—Estimated Benefits Upon Termination or a Change in Control.”

The annual base salary paid to each Named Executive Officer is reviewed at least annually by the Board and the Compensation Committee or other applicable committee of the Board in accordance with our compensation polices and guidelines and may be modified as a result of such review at the sole discretion of the Board and/or the Compensation Committee. In addition to an annual base salary during the term of the Employment Agreements, each Named Executive Officer is eligible to participate in any bonus plans or incentive compensation programs, if any, at a level consistent with his position and our policies and practices.

The Employment Agreements contain restrictive covenants providing for the employee’s non-competition, non-solicitation/non-piracy and non-disclosure. The term of the non-competition and non-solicitation covenants is for a period that includes the term of each of the Employment Agreements and for a period of 18 months after the Employment Agreement is terminated for any reason.

The Employment Agreements with Messrs. McCusker and Deitch terminated upon their retirement, other than certain provisions related to non-competition, non-solicitation, non-piracy and non-disclosure, intellectual property and non-disparagement, which by their terms survive termination.

Letter Agreements with Warren S. Rustand and Robert E. Wilson

Warren S. Rustand

We entered into a letter agreement with Mr. Rustand on November 19, 2012, or the Rustand Letter Agreement, in connection with his appointment as Interim Chief Executive Officer. The term of the Rustand Letter Agreement ceases on June 30, 2013, after which Mr. Rustand will be an employee “at will.” Mr. Rustand is entitled to a salary of $59,500 per month through June 30, 2013 in the event he is terminated without Cause or he resigns with Good Reason (such terms as defined below under the subheading entitled “—Estimated Benefits Upon Termination or a Change in Control”) prior to that time and he is eligible for a bonus of 50% of his annualized base compensation, pro-rated on number of days of employment during 2013, upon achievement by the Company of budgeted 2013 EBITDA performance. Mr. Rustand was granted an option to purchase 22,500 shares of Common Stock under the 2006 Plan on November 21, 2012 with an exercise price equal to $12.59 per share on the date of grant that will vest at the end of his current term as a member of the Board in 2014. In addition, the Rustand Letter Agreement provides that Mr. Rustand is entitled to all benefits which senior executive officers are entitled from time to time including the 401(k) plan, Deferred Compensation Plan, and health, dental and disability insurance. Further, Mr. Rustand will be subject to customary non-competition, non-disparagement and non-solicitation covenants for two years following cessation of employment for any reason.

Robert E. Wilson

We entered into a letter agreement with Mr. Wilson on November 19, 2012, or the Wilson Letter Agreement, in connection with his appointment as Executive Vice President and Chief Financial Officer. The term of the Wilson Letter Agreement ceases on December 31, 2014, after which Mr. Wilson will be an employee “at will.” Mr. Wilson is entitled to an annual base salary of $400,000 through December 31, 2014 if he is terminated without Cause or he resigns with Good Reason (such terms as defined below under the subheading entitled “—Estimated Benefits Upon Termination or a Change in Control”) prior to such time and he is eligible for a bonus of 50% of his annual base salary upon achievement of 100% of budgeted EBITDA performance. Mr. Wilson was granted an option to purchase 60,000 shares of Common Stock under the 2006 Plan with an exercise price of $12.59 per share on the date of grant that will vest 50% on December 31, 2013 and 50% on December 31, 2014 assuming continued employment with the Company at such times. If Mr. Wilson is terminated without cause or he resigns with good reason in connection with or following a change in control, he will be entitled to (i) the greater of his annual base salary through December 31, 2014 or 50% of the annualized amount of his base salary, and (ii) a pro-rata portion of his bonus, assuming the Company achieves specified EBITDA targets. In addition, the Wilson Letter Agreement provides that Mr. Wilson is entitled to all benefits which senior executive officers are entitled from time to time including the 401(k) plan, Deferred Compensation Plan, and health, dental and disability insurance. Further, Mr. Wilson will be subject to customary non-competition, non-disparagement and non-solicitation covenants for two years following cessation of employment for any reason.

2012 Annual Incentive Plan

Under the Annual Incentive Plan, as part of the mix of our Named Executive Officers’ total targeted compensation for 2012, each of the Named Executive Officers (except for Messrs. Rustand and Wilson) was granted an opportunity to earn a portion of the incentive, or performance-based, cash bonus. Under the Annual Incentive Plan, the amount of the potential incentive cash bonus that may be earned by Mr. McCusker was targeted at 100% of his base salary. The amount of the potential incentive cash bonus that may be earned by each of Messrs. Norris, Deitch, Furman and Schwarz was targeted at 75% of his base salary. The maximum potential incentive cash bonus that may be earned by each of the Named Executive Officers was 150% of their base salaries. Under the Annual Incentive Plan, the potential cash bonus was comprised of an individual performance based incentive equal to 20% of the Named Executive Officers’ respective base salary and a financial performance based incentive equal to the arithmetic difference between the total potential cash bonus amount and the individual performance based incentive. Payment of the cash bonus under the individual performance based incentive was made quarterly for the first two quarters of 2012.

Messrs. McCusker, Norris, Schwarz, Deitch and Furman received one fourth of the individual performance-based incentive for 2012 in each of the first two quarters of 2012 totaling $77,000, $46,200, $41,800, $40,700 and $40,700, respectively. With respect to the financial performance based incentive for 2012, our actual EBITDA did not exceed our budgeted EBITDA for that year. As such, the potential financial performance based incentive cash bonus for 2012 was not awarded to our Named Executive Officers. Additional information with respect to our Annual Incentive Plan is set forth earlier in this Executive Compensation section under the heading entitled “Compensation Discussion and Analysis — Determinations Made Regarding Executive Compensation for 2012–Annual Incentive Cash Compensation.”

Equity Arrangements

2006 Long-Term Incentive Plan

Our 2006 Plan is intended to advance our interests and that of our stockholders by providing for the grant of stock-based and other incentive awards to enhance our ability to attract and retain employees, directors, consultants, advisors and others who are in a position to make contributions to our success and any entity in which we own, directly or indirectly, 50% or more of the outstanding capital stock as determined by aggregate voting rights or other voting interests and encourage such persons to take into account ours and our stockholders’ long-term interests through ownership of our Common Stock or securities with value tied to our Common Stock. To achieve this purpose, the 2006 Plan allows the flexibility to grant or award stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units including restricted stock units and performance awards to eligible persons.

In August 2012, the stockholders approved amendments to the 2006 Plan, which included, among other things, the adoption of a fungible share plan design, a prohibition on liberal share counting and a prohibition on the issuance of dividend equivalent rights with respect to appreciation awards or unearned performance awards all as set forth in the 2006 Plan, as amended.

The Compensation Committee considers several factors to determine the timing, amount and type of awards to grant under our 2006 Plan including the achievement of financial performance measures established by the Board, base salaries and non-equity incentive compensation, and surveys of compensation data for comparable companies prepared by a consultant.

Under the 2006 Plan, the Compensation Committee has broad discretion to grant or award stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units including restricted stock units and performance awards to eligible persons.

As of December 31, 2012, we had a total of 2,973,480 unissued shares of Common Stock under the 2006 Plan, including 1,323,995 shares reserved for issuance upon the exercise of outstanding options and vesting of restricted stock awards.

2012 Annual Equity-Based Program

Under the Equity-Based Program, as part of the mix of total targeted compensation that was set for our Named Executive Officers for 2012, each of the Named Executive Officers (except for Messrs. Rustand and Wilson) was entitled to receive equity-based awards under the 2006 Plan equal in value to approximately $1.1 million, $531,000 and $481,000 for Messrs. McCusker, Norris and Schwarz, respectively, and $366,000 for each of Messrs. Deitch and Furman, respectively.

Additional information with respect to our Equity-Based Program is set forth earlier in this Executive Compensation section under the heading entitled “Compensation Discussion and Analysis — Determinations Made Regarding Executive Compensation for 2012–Equity-Based Compensation.”

Outstanding Equity Awards at December 31, 2012

The following table reflects the equity awards granted by us to the Named Executive Officers that remain outstanding at December 31, 2012:

	Option Awards (1)				Stock Awards
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)(4)
Warren S. Rustand
11/21/12	—	22,500	12.59	11/20/17	—	—
Fletcher Jay McCusker
2/16/05	50,000	—	20.62	3/31/13	—	—
12/6/05	20,000	—	28.47	3/31/13	—	—
6/9/08	51,339	—	26.14	3/31/13	—	—
5/20/10	39,999	—	17.35	3/31/13	—	—
3/14/11	6,666	—	14.72	3/31/13	—	—
Craig A. Norris
2/16/05	5,000	—	20.62	2/16/15	—	—
12/6/05	20,000	—	28.47	12/6/15	—	—
6/9/08	20,833	—	26,14	6/9/18	—	—
5/20/10	19,999	10,001	17.35	5/20/20	—	—
3/14/11	3,999	8,001	14.72	3/14/21	—	—
					30,402	506,679
Herman M. Schwarz
6/9/08	12,723	—	26.14	6/9/18	—	—
5/15/09	20,000	—	11.72	5/15/19	—	—
5/20/10	19,999	10,001	17.35	5/20/20	—	—
3/14/11	3,999	8,001	14.72	3/14/21	—	—
					52,207	879,023
Robert E. Wilson
11/21/12	—	60,000	12.59	11/20/17	—	—
Michael N. Deitch
2/16/05	25,000	—	20.62	3/31/13	—	—
12/6/05	20,000	—	28.47	3/31/13	—	—
6/9/08	17,857	—	26.14	3/31/13	—	—
5/20/10	19,999	—	17.35	3/31/13	—	—
3/14/11	3,999	—	14.72	3/31/13	—	—
Fred D. Furman
2/16/05	25,000	—	20.62	2/16/15	—	—
12/6/05	20,000	—	28.47	12/6/15	—	—
6/9/08	17,857	—	26.14	6/9/18	—	—
5/20/10	19,999	10,001	17.35	5/20/20	—	—
3/14/11	3,999	8,001	14.72	3/14/21	—	—
					21,771	365,584

(1)	On December 6, 2005 and again on December 30, 2008, the Board, upon recommendation of the Compensation Committee, approved the acceleration of the vesting dates of all outstanding unvested stock options and restricted stock previously awarded to eligible directors, employees and consultants, including stock options and restricted stock awards granted to the Named Executive Officers effective December 29, 2005 and December 30, 2008, respectively. All other terms of the stock options and restricted stock remained the same.
(2)	The options expire ten-years from the date of grant (except for the options granted to Messrs. Rustand and Wilson, which expire five years from the date of grant). The options have an exercise price equal to the closing market price of our Common Stock on the date of grant. Except for the options granted to Messrs. Rustand and Wilson, the options and restricted stock awards vest in three equal annual installments beginning one year from the date of grant. The options granted to Mr. Rustand vest at the end of his current term as director in 2014. The options granted to Mr. Wilson will vest 50% on December 31, 2013 and 50% on December 31, 2014.
(3)	Represents unvested restricted stock awards and PRSUs that vest as follows:

Award	Grant Date	Vesting
Restricted Stock	5/20/10	1/3 per year beginning on the anniversary of the grant
Restricted Stock	3/14/11	1/3 per year beginning on the anniversary of the grant
Restricted Stock	1/13/12	1/3 per year beginning on the anniversary of the grant
Restricted Stock	3/22/12	1/3 per year beginning on the anniversary of the grant
PRSUs	3/14/11	1/3 on December 31, 2013

For more information, see footnote 2 to the Summary Compensation Table.

(4)	The market value of the unvested restricted stock awards was calculated using the closing market price of our Common Stock on December 31, 2012. The value of the PRSU awards equals the actual settlement amount, which was calculated using the closing market price of our Common Stock on March 12, 2012, the day these awards were settled.

Option Exercises and Stock Vesting Table

The following table provides additional information about the value realized by the Named Executive Officers on option award exercises and stock and PRSU award vesting during the year ended December 31, 2012.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Fletcher Jay McCusker	—	—	31,865	479,621
Craig A. Norris	—	—	12,108	184,620
Herman M. Schwarz	—	—	10,273	157,664
Michael N. Deitch	—	—	7,915	121,270
Fred D. Furman	23,446	44,550	7,915	121,270

(1)	Includes vested PRSUs that were settled in cash on March 15, 2013.

Non-qualified Deferred Compensation

We maintain a Deferred Compensation Plan for our eligible employees and independent contractors or a participating employer (as defined in the Deferred Compensation Plan). Under the Deferred Compensation Plan participants may defer all or a portion of their base salary, service bonus, performance-based compensation earned in a period of 12 months or more, commissions and, in the case of independent contractors, compensation reportable on Form 1099. The committee administering the Deferred Compensation Plan determines which investment alternatives are available under the Deferred Compensation Plan. Each participant’s account(s) is/are measured by reference to various investment alternatives available under the Deferred Compensation Plan from time to time as selected by the participant. A participant directs the committee as to which investment alternative he or she has selected to measure his or her deferred compensation account. Each account will be valued on each day securities are traded on a national stock exchange based upon the performance of the investment alternative(s) selected by the participant. Generally, a participant elects in the participation agreement whether to receive the vested balance of his or her deferred compensation account in a lump sum or installments. Installment payments will be made annually over up to either a two- or 15-year period as set forth in the plan. Distributions may be made upon separation from service, disability, death or a change in control. There may also be in-service distributions, education distributions, de minimis distributions and unforeseen events distributions as provided for in the Deferred Compensation Plan. Payment may be delayed to the extent permitted in accordance with regulations and guidance under Section 409A of the Code, and the rulings and regulations thereunder. The Company may terminate the Deferred Compensation Plan at any time. The Deferred Compensation Plan is unfunded and benefits are paid from our general assets.

We also maintain a Rabbi Trust Plan for highly compensated employees of our NET Services operating segment. Under the Rabbi Trust Plan, participants may defer up to 10% of their base salary and all or a portion of their annual bonus. The amount of compensation to be deferred by each participant will be credited to the participant’s account and the value of the participant’s account will be determined in accordance with the Rabbi Trust Plan. The committee administering the Rabbi Trust Plan designates one or more investment alternative(s) solely as a method of calculating any earnings, gains, losses and other adjustments with respect to account balances credited to a participant’s account under the Rabbi Trust Plan. The account amount will be valued as of the close of business on the business day when the published or calculated value of the investment alternative(s) selected becomes effective generally, but not more frequently than once per business day. If the committee designates more than one investment alternative to measure the value of each account, a participant is required to select one or more investment alternatives to calculate the adjustments to be credited or debited to his or her account. Each participant’s account will be adjusted to reflect the investment performance of the selected investment alternative(s). No participant, beneficiary or heir shall have the right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable under the Rabbi Trust Plan. Distributions are made upon certain distribution events, as set forth in the Rabbi Trust Plan, such as disability, death, retirement or termination of employment. Payment of distribution, other than in connection with death or termination of employment prior to retirement, will be made in cash in either a lump sum or annually up to 10 years as selected by the participant. If a participant does not make an election, the distribution will be payable annually over three years. In the event of death prior to retirement or termination of employment, with or without cause, the distribution will be made in one lump sum payment. A participant has the right to apply to the committee for a hardship distribution in the event the participant incurs an unforeseeable emergency. Payment may be delayed to the extent permitted in accordance with regulations and guidance under Section 409A of the Code, and the rulings and regulations thereunder. The committee administering the Rabbi Trust Plan has the right to terminate the Plan. The Rabbi Trust Plan is unfunded and benefits are paid from our general assets under the Rabbi Trust Plan.

None of the Named Executive Officers have elected to participate in one of our deferred compensation plans.

Estimated Benefits Upon Termination or a Change in Control

General

The Employment Agreements provide for severance payments to each Named Executive Officer in the event of termination of employment under certain circumstances and a payment in the event of a Change in Control, none of which include excise tax gross-ups.

The receipt of the payments and benefits to the Named Executive Officers under the Employment Agreements are generally conditioned upon their complying with non-competition, non-solicitation/non-piracy and non-disclosure provisions. By the terms of such agreements, the executives acknowledge that a breach of some or all of the covenants described therein will entitle us to injunctive relief restraining the commission or continuance of any such breach, in addition to any other available remedies.

The Compensation Committee considered certain legal and tax provisions, fairness to stockholders, tenure of each executive officer and general corporate practice to select the events that will trigger payments under the Employment Agreements noted below.

Severance Payments

Each Named Executive Officer (except for Messrs. Rustand and Wilson) under their respective Employment Agreement is eligible to receive a severance benefit equal to one and one half times the executive officer’s base salary upon executing a general release in favor of us in the event of a termination of the executive officer either by us without Cause, or by the executive officer for Good Reason (each as defined below). Information regarding Messrs. Rustand’s and Wilson’s severance benefits is set forth above under the subheading entitled “—-Letter Agreements with Warren S. Rustand and Robert E. Wilson.”

Under the Employment Agreements, “Cause” is defined as:

•

Fraud or theft committed by the employee against us or any of our subsidiaries, affiliates, joint ventures and related organizations, including any entity managed by us (collectively referred to as “Affiliates”), or commission of a felony; or

•	Gross negligence of the employee or willful misconduct by the employee that results, in either case, in material economic harm to us or our Affiliates; or

•

Breach of any provision by the employee of the Employment Agreement or breach of any fiduciary duty or duty of loyalty owed to us or our Affiliates, if such breach continues uncured for a period 10 days after written notice from us to the employee specifying the failure, refusal, or violation and our intention to terminate the Employment Agreement for Cause; or

•	Conduct of the employee tending to bring us or our Affiliates into public disgrace; or

•

Neglect or refusal by the employee to perform duties or responsibilities as directed by us, the Board or any executive committee established by the Board, or violation by the employee of any express direction of any lawful rule or regulation established by us or the Board or any committee established by the Board which is consistent with the scope of the employee’s duties under the Employment Agreement, if such failure, refusal, or violation continues uncured for a period 10 days after written notice from us to the employee specifying the failure, refusal, or violation and our intention to terminate the Employment Agreement for Cause; or

•	Commission of any acts or omissions by the employee resulting in or intended to result in direct material personal gain to the employee at our or our Affiliates’ expense; or

•	Employee materially compromises our or our Affiliates’ trade secrets or other confidential and proprietary information.

Cause does not include a bona fide disagreement over a corporate policy, so long as the employee does not willfully violate on a continuing basis specific written directions from the Board or any executive committee of the Board, which directions are consistent with the provisions of the Employment Agreement. Action or inaction by the employee is not considered “willful” unless done or omitted by him intentionally and without his reasonable belief that his action or inaction was in our or our Affiliates’ best interests, and does not include failure to act by reason of total or partial incapacity due to physical or mental illness.

Under the Employment Agreements, “Good Reason” is defined as:

•

The assignment to the employee by us of any duties inconsistent with the employee’s status with us or a substantial alteration in the nature or status of the employee’s responsibilities from those in effect on the effective date of the Employment Agreement, or a reduction in the employee’s titles or offices as in effect on the effective date of the Employment Agreement, except in connection with the termination of his employment for Cause or disability or as a result of the employee’s death, or by the employee other than for Good Reason, or our establishment of a new office to which the employee may be asked to report, or our hiring of a President or other officer which may result in the reassignment of some of the employee’s duties to someone in our employ below the level of the employee; or

•

A reduction by us in the employee’s base salary as in effect on the effective date of the Employment Agreement or as the same may be increased from time to time during the term of the employment agreement; or

•

The relocation of the employee to one of our offices located more than ninety (90) miles from their designated office location or, in the case of Mr. Schwarz, outside of the greater metropolitan area of Atlanta, GA; or

•

Any material breach by us of a material term or provision contained in the Employment Agreement, which breach is not cured within thirty (30) days following the receipt by the Board of written notice of such breach.

The definitions of Cause and Good Reason set forth above are incorporated by reference into the letter agreements with Messrs. Rustand and Wilson.

The table below includes a description and the amount of estimated payments and benefits that would be provided by us (or our successor) to each of the Named Executive Officers employed by us as of December 31, 2012, under the Employment Agreements and the letter agreements with each of Messrs. Rustand and Wilson, assuming that such agreement had been in effect and the termination circumstance occurred on December 31, 2012 and did not involve a change in control:

	Reason for Termination of Employment
Named Officer and Nature of Payment	Voluntary by Executive $	Termination by Us without Cause or Termination by Executive for Good Reason $	Cause $	Death $	Disability $
Warren S. Rustand:
Total cash payment	—	357,000	—	—	—
Cost of continuation of benefits	—	—	—	—	—
Value of accelerated stock option and stock awards (1)	—	—	—	—	—
Total	—	357,000	—	—	—
Craig A. Norris:
Total cash payment	—	693,000	—	—	—
Cost of continuation of benefits	—	—	—	—	—
Value of accelerated stock option and stock awards (1)	—	—	—	—	—
Total	—	693,000	—	—	—
Herman M. Schwarz:
Total cash payment	—	627,000	—	—	—
Cost of continuation of benefits	—	—	—	—	—
Value of accelerated stock option and stock awards (1)	—	—	—	—	—
Total	—	627,000	—	—	—
Robert E. Wilson:
Total cash payment	—	800,000	—	—	—
Cost of continuation of benefits	—	—	—	—	—

(1)	Except for the equity-based awards granted to each Named Executive Officer in 2010, 2011 and 2012, all equity awards were vested at December 31, 2012.

Change in Control Payments

Certain payment provisions of the Employment Agreements are also triggered by a “Change in Control.” Under the Employment Agreements, a “Change in Control” is defined as an event or events, in which:

•

any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than (i) us or our subsidiaries, (ii) any fiduciary holding securities under our employee benefit plan or our subsidiaries, or (iii) any company owned by our stockholders), is or becomes the “beneficial owner” of 25% or more of our voting outstanding securities;

•

we consummate (i) mergers or consolidations as more specifically described in the Employment Agreements, (ii) a liquidation or (iii) the sale or disposition of all or substantially all of our assets; or

•	a majority of our directors are replaced in certain circumstances during any period of two consecutive years.

In the event of a Change in Control of the Company during the term of the Employment Agreements, and prior to the 24 month anniversary of the consummation date of the Change in Control (i) we terminate the executive’s employment without Cause, (ii) the executive terminates his employment for Good Reason, in lieu of any other amounts payable under the Employment Agreements, or (iii) the Employment Agreements expire by their terms and we do not offer to renew the agreement for an additional term to expire no earlier than the 24 month anniversary of the consummation date of the Change in Control, each of Messrs. Norris, Furman and Schwarz would receive a lump sum payment equal to two times the average of his annual W-2 compensation from us for the most recent five taxable years ending before the effective date of a Change in Control. The lump sum payment will be paid to the Named Executive Officer within ten days of his termination of employment following the Change in Control.

Mr. Rustand’s letter agreement does not provide payments to Mr. Rustand in the event of a change in control. Mr. Wilson’s letter agreement provides that, if he is terminated without cause or he resigns with good reason in connection with or following a change in control, Mr. Wilson will be entitled to (i) the greater of his annual base salary through December 31, 2014 or 50% of the annualized amount of his base salary, and (ii) a pro-rata portion of his bonus, assuming the Company achieves specified EBITDA targets. Although change in control is not defined in the letter agreement, the parties intend to apply the same definition used in the Employment Agreements.

Upon a Change in Control all of the Named Executive Officers are also entitled to an accelerated vesting and payment of stock options, restricted stock and PRSU awards granted to that Named Executive Officer. However, if the sum of any lump payments, the value of any accelerated vesting of stock options and restricted stock awards, and the value of any other benefits payable to the Named Executive Officer, would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such lump sum payment or other benefit will be reduced to the largest amount that will not result in receipt by the Named Executive Officer of a parachute payment.

The following table quantifies the estimated maximum amount of payments and benefits under the Employment Agreements, Mr. Wilson’s letter agreementand agreements relating to awards granted under our 2006 Plan to which the Named Executive Officers employed by us as of December 31, 2012 would have been entitled upon a Change in Control of our company that occurred on December 31, 2012 and termination of employment.

Name	Change in Control Payment ($)	Value of Accelerated Vesting of Equity Awards ($)	Total Termination Benefits (1) ($)
Craig A. Norris	1,780,117	538,340	2,318,457
Herman M. Schwarz	1,999,128	538,695	2,537,822
Robert E. Wilson	800,000	—	800,000
Fred D. Furman	1,619,118	348,064	1,967,182

(1)	No value has been assigned to any provisions of the Employment Agreements or the Wilson Letter Agreement that remain in force following the Change in Control.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote, on a non-binding advisory basis, on the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules.

The Compensation Committee has considered that the holders of over 98% of the votes cast at our 2012 annual meeting of stockholders on an advisory basis approved the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” above our executive compensation programs are designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 24 for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our Named Executive Officers.

We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives. The following are key characteristics of our executive compensation programs.

•	Our compensation programs are substantially tied into our key business objectives and the success of our stockholders.

•	A meaningful portion of the compensation we deliver to our executives is linked to our financial performance.

•	We maintain the highest level of corporate governance over our executive pay programs.

•

We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are consistent with market practices.

Our Compensation Committee has a long history of performance based pay practices and considers numerous factors when setting compensation for our Named Executive Officers including:

•	Budget to actual EBITDA, earnings per share and return on equity performance;

•	Total shareholder return as compared to a peer group of companies;

•	Goals and objectives set for each executive officer at the beginning of the year;

•	Total base salary, cash compensation and long-term incentive compensation relative to a peer group of companies; and

•	Recommendations of an independent third party executive compensation consultant.

Performance based portions of our executive compensation for any given year are awarded primarily based on the respective prior year financial performance. Our annual incentive cash compensation and equity-based compensation programs are designed to be performance-based incentives requiring achievement of the financial targets noted above and individual performance goals set by the Board. For example, the award of equity-based compensation in 2012 was granted to our Named Executive Officers in recognition of our financial performance for 2011 measured in terms of EBITDA, return on equity and total stockholder return on an absolute basis as well as compared to the financial performance of a peer group of companies.

Our Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As a result of its review process, the Compensation Committee implemented a policy that requires at least half of the equity-based compensation (based on the number of shares to be awarded annually) awarded to our Named Executive Officers be performance based and measured over a multi-year performance period beginning in 2012.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Company values the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board unanimously recommends that you vote “FOR” the compensation of our Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012 was the firm of KPMG LLP. The Audit Committee of the Board has selected KPMG as its independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2013.

Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of KPMG as our independent registered public accounting firm. If stockholders do not ratify the appointment, though it may nevertheless retain KPMG, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. In addition, even if the stockholders ratify the selection of KPMG, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

The Company has been advised that representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. It is expected that the representatives will be available to respond to appropriate questions.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

AUDIT COMMITTEE

Audit Committee Report

The Audit Committee of the Board consists of Messrs. Kerley and Shackelton and Ms. Meints. Ms. Meints is the Chairperson of the Audit Committee.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available on the Company’s website at www.provcorp.com under “Investor Information”.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of Providence’s internal control over financial reporting as of December 31, 2012, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. The Audit Committee has also reviewed and discussed with KPMG, the independent registered public accounting firm, its review and report on Providence’s control over financial reporting. Providence published these reports in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Audit Committee has reviewed and discussed with management and KPMG the audited consolidated financial statements of Providence for the fiscal year ended December 31, 2012. Management represented to the Audit Committee that Providence’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The Audit Committee also discussed with representatives of KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and the confirming letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KPMG its independence from Providence.

Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board that the audited financial statements be included in Providence’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on March 15, 2013.

The Audit Committee

Kristi L. Meints (Chairperson)	Richard Kerley	Christopher Shackelton

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees of Independent Registered Public Accounting Firm

Fees for professional services provided by KPMG, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2012 and 2011 in each of the following categories were:

	Fiscal Year Ended December 31,
	2012	2011
Audit fees	$1,182,641	$1,161,035
Audit related fees	$—	$—
Tax fees	$6,863	$7,167
All other fees	$45,016	$96,542

Total	$1,234,520	$1,264,744

Audit Fees. Audit fees consisted of amounts incurred for services performed in association with the annual financial statement audit (including required quarterly reviews), the audit of the Company’s internal control over financial reporting, and other procedures normally required by the independent auditor in order to be able to form an opinion on the Company’s consolidated financial statements. Other procedures included consultations relating to the audit or quarterly reviews, and services performed by KPMG in connection with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

Audit Related Fees. No audit related fees were incurred during the periods presented.

Tax Fees. Tax fees consisted of amounts incurred for professional services rendered by KPMG for tax compliance and tax consulting in 2012 and 2011.

All Other Fees. Other fees consisted of fees incurred for services rendered by KPMG in 2012 for the audit of information technology security and internal control over protected client health information related to our non-emergency transportation management services operating segment.

The Audit Committee has considered and determined that the services provided by KPMG were compatible with KPMG maintaining their independence.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee pre-approved all of the foregoing services provided to the Company by KPMG in fiscal years 2012 and 2011.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Pursuant to the proxy rules promulgated under the Exchange Act, Company stockholders are notified that the deadline for providing the Company with timely notice of any stockholder proposal to be submitted within the Rule 14a-8 process for consideration at the Company’s Annual Meeting to be held in 2014 (the “2014 Annual Meeting”) will be December 27, 2013.

Pursuant to the amended and restated bylaws, in order for a stockholder to bring a proposal (other than proposals sought to be included in the Company’s proxy statement pursuant to Rule 14a-8 of the Exchange Act) before, or make a nomination at, the 2014 Annual Meeting of stockholders, such stockholder must deliver a written notice of such proposal and/or nomination to, or it must be mailed and received by, the Company’s Corporate Secretary at the principal executive offices of the Company, located at 64 East Broadway Blvd., Tucson, Arizona 85701, no earlier than the close of business on February 6, 2014, and not later than the close of business on April 7, 2014. Stockholders are also advised to review the Company’s amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

As to all such matters which the Company does not have notice on or prior to March 12, 2014, discretionary authority shall be granted to the persons designated in the Company’s proxy related to the 2014 Annual Meeting to vote on such proposal.

OTHER MATTERS

On the date we filed this Proxy Statement with the SEC, the Board did not know of any other matter to be raised at the Annual Meeting. If any other matters properly come before our stockholders at this Annual Meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

ADDITIONAL INFORMATION

A copy of the Company’s 2012 Annual Report to Stockholders is being mailed to each stockholder with this Proxy Statement, which includes a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC. The 2012 Annual Report to Stockholders is not a part of the proxy solicitation materials.

The Company files reports and other information with the SEC. Copies of these documents may be obtained at the SEC’s public reference room in Washington, D.C. The Company’s SEC filings are also available on the SEC’s web site at http://www.sec.gov. Stockholders may also request additional copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, except for exhibits to the report, without charge, by submitting a written request to the Company’s Corporate Secretary at 64 East Broadway Blvd., Tucson, Arizona 85701.

HOUSEHOLDING

In order to reduce printing costs and postage fees, the Company has adopted the process called “householding” for mailing its annual report and proxy statement to “street name holders,” which refers to stockholders whose shares are held in a stock brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of the Company’s annual report and proxy statement, unless the Company receives contrary instructions from a street name holder at that address. The Company will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the Company’s proxy statement and annual report at the same address, you may obtain additional copies by writing to the Company’s Corporate Secretary at 64 East Broadway Blvd., Tucson, Arizona 85701 or by calling (520) 747-6600. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting the Company in the same manner.

On behalf of the Board of Directors

Warren S. Rustand
Director and Interim Chief Executive Officer

April 26, 2013

Tucson, Arizona

Using a black ink pen, mark your votes with an Xas shown inthis example. Please do not write outside the designated areas. XThe Providence Service Corporation01N1ZC1UPX+Annual Meeting Proxy Card. +A Proposals — THE PROVIDENCE SERVICE CORPORATION BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTORSLISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 and “FOR” PROPOSAL 3.Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowBName and Title of Representative (if applicable)NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.Date (mm/dd/yyyy) — Please print date below. IMPORTANT ANNUAL MEETING INFORMATION01 - Richard A. Kerley02 - Christopher S. Shackelton1. Election of Directors:Nominees:ForWithholdForWithholdForAgainstAbstain2. A non binding advisory vote on executive compensation. 4. To transact such other business as may properly come before the Annual Meetingor any of its adjournments, postponements or reschedulings.ForAgainstAbstain3. To ratify the appointment of KPMG LLP as the Company’sindependent registered public accounting firm for the 2013fiscal year. 1234 5678 9012 345MMMMMMMMMMMMMMMMMR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMMMMMC 1234567890JNT1605201000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000004MR A SAMPLEDESIGNATION (IF ANY)ADD 1ADD 2ADD 3ADD 4ADD 5ADD 6ENDORSEMENT_LINE______________ SACKPACK_____________C123456789MMMMMMMMMMMMMMMElectronic Voting InstructionsAvailable 24 hours a day, 7 days a week!Instead of mailing your proxy, you may choose one of the two votingmethods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.Proxies submitted by the Internet or telephone must be received by11:59 p.m., Eastern Daylight Time, on June 5, 2013.Vote by Internet Go to www.envisionreports.com/PRSC Or scan the QR code with your smartphone Follow the steps outlined on the secure websiteVote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories &Canada on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OFTHE PROVIDENCE SERVICE CORPORATION FOR THEANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2013The stockholder(s) hereby appoint(s) Robert E. Wilson and Ann Mullen, or either of them, as proxies, each with the power to appoint his/her undersigned substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of The Providence Service Corporation (the “Company”) that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on June 6, 2013 (the “Annual Meeting”), at Marriott Tucson University Park, 880 East Second Street, Tucson, AZ 85719, and at any adjournment, postponement or rescheduling thereof. The undersigned hereby acknowledges receipt of the Company’s 2012 Annual Report to Stockholders, Notice of the Company’s 2013 Annual Meeting of Stockholders and the Proxy Statement. This Proxy Card, when properly executed, will be voted as directed by the stockholder(s). If no such directions are made, this Proxy will be voted for the election of the nominees listed in Proposal 1 and for Proposals 2 and 3. With respect to such other business that may properly come before the Annual Meeting and any adjournments, postponements or reschedulings thereof, said proxies are authorized to vote in accordance with their best judgment, subject to the conditionsdescribed in the accompanying proxy statement.YOUR VOTE IS IMPORTANT AND THIS PROXY CARD IS VALID ONLY WHEN SIGNED. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USINGTHE ENCLOSED REPLY ENVELOPE.YOUR VOTE IS IMPORTANTCONTINUED AND TO BE SIGNED ON REVERSE SIDEProxy — THE PROVIDENCE SERVICE CORPORATIONIF VOTING BY MAIL, YOU MUSTCOMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.+CNon-Voting ItemsChange of Address —Please print new address below.Comments— Please print your comments below.+